UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZIONS BANCORPORATION,
NATIONAL ASSOCIATION

 (Name of registrant as specified in its charter)

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March 19, 2020

Dear Shareholder:
You are cordially invited to attend in the Annual Meeting of Shareholders of Zions Bancorporation, N.A. to be held on Friday, May 1, 2020, at 1:00 p.m. Mountain Time. For your convenience, we are pleased to inform you that the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ZION2020. Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about March 20, 2020, we will send a Notice of Internet Availability of Proxy Materials, or Notice, which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.
It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy by following the instructions found on the Notice. The prompt submission of proxies will save the Bank the expense of further requests, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts, and the public are welcome to listen to the Annual Meeting via the live webcast.
My CEO letter summarizing our financial results and strategy may be found in our Year in Review on our website at www.zionsbancorp.com. Thank you for your continued investment.

Sincerely,
Harris H. Simmons
Chairman and Chief Executive Officer

QUICK INFORMATION

The following charts provide a summary of Zions Bancorporation's 2020 Annual Meeting and our corporate governance and executive compensation practices. Please read the entire Proxy Statement for detailed information prior to voting.

ANNUAL MEETING INFORMATION
Date & Time:  Friday, May 1, 2020
1:00 p.m., Mountain Daylight Time
Location:  We will host the Annual Meeting live via webcast. Any shareholder may attend the Annual
Meeting live online at www.virtualshareholdermeeting.com/ZION2020. If you were a shareholder or joint holder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:
•Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZION2020;
•You will need your 16-Digit Control Number to enter the Annual Meeting; and
•Shareholders may vote and submit questions while attending the Annual Meeting via the internet.

Record Date:  February 27, 2020

PROPOSALS REQUIRING YOUR VOTE
Proposal	Voting Options	Board Recommendation	More Information
PROPOSAL 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director nominee	FOR each Nominee	Page 4
PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST, or ABSTAIN	FOR	Page 15
PROPOSAL 3 Advisory Vote on Executive Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 18

VOTING INSTRUCTIONS
Common shareholders as of the Record Date are entitled to vote by using one of the following methods:
Prior to the Meeting:
•Internet - Visit www.proxyvote.com and enter your 16-digit control number that appears on your proxy card, email notice, or Notice of Internet Availability of Proxy Materials

i

•Mail - If you requested printed copies of the proxy materials, fill out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717
•Mobile Device (tablet or smartphone) - scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software)
•Telephone - call 1-800-690-6903 and follow the recorded instructions. You will need to enter your 16-digit control number that appears on your proxy card
During the Meeting
•Internet - To be admitted to the Annual Meeting, visit www.virtualshareholdermeetin.com/ZION2020 and enter your 16-digit control number that appears on your proxy card, email notice, or Notice of Internet Availability of Proxy Materials. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

GOVERNANCE AND COMPENSATION SUMMARY

Board Composition, Leadership and Operations
Current Number of Directors	11
Director Independence	82%
Standing Board Committee Membership Independence (excluding Executive Committee)	100%
Independent Lead Director	Yes
Voting Standard	Majority, with plurality carve-out for contested elections
Frequency of Director Elections	Annual
Resignation Policy	Yes
Classified Board	No
Mandatory Retirement Age	Yes (Annual meeting following 72nd birthday)
Mandatory Retirement Tenure	No
Average Director Age	62
Average Director Tenure	10 years
Gender Diversity on the Board	18%
Racial/Ethnic Diversity on the Board	18%
Directors Attending Fewer than 75% of Meetings	None
Directors Overboarded per ISS or Glass Lewis Voting Guidelines	None
Annual Board and Committee Self-Evaluation Process	Yes
Independent Directors Meet without Management Present	Yes
Number of Board Meetings Held in 2019	8
Total Number of Board and Committee Meetings Held in 2019	32
Board Oversight of Bank Strategy and Risks	Yes
Shareholder Rights
One Share, One Vote Policy	Yes

Dual-Class Common Stock	No
Cumulative Voting	No
Vote Standard for Charter/By-Law Amendment	80% (Charter–certain provisions) / Majority (Bylaw)
Shareholder Right to Call Special Meeting	Yes (by shareholders owning not less than 51% of the votes entitled to be cast on the issue proposed at the meeting)
Shareholder Right to Act by Written Consent	Yes
Board Authorized to Issue Blank-Check Preferred Stock	Yes; however, our capital plan, which may include preferred stock issuances, is regularly submitted to the OCC for review
Poison Pill	No
Proxy Access By-Law	Yes
Other Governance Practices
Anti-Hedging and Anti-Pledging Policies	Hedging prohibited; pledging restricted
Robust Stock Ownership Guidelines	Yes
Shares Pledged by Directors and Executive Officers	See page 63 for details
Material Related Party Transactions with Directors	No
Director Onboarding and Ongoing Education Program	Yes
Independent Auditor	Ernst & Young LLP
Codes of Conduct for Directors and Employees	Yes
Board Oversight of Corporate Culture	Yes
Board Oversight of Environmental, Social, and Governance (ESG) Matters	Yes
No-Harassment Policy	Yes
Political Contributions	Zions does not use corporate funds for election-related contributions to political candidates, candidate campaign committees, political parties or super PACs.
Corporate Responsibility Report	Available at www.zionsbancorporation.com
Compensation Practices
CEO Pay Ratio	67:1
Clawback Policy	Yes
Employment Agreements for Executive Officers	No
Repricing of Underwater Options	No
Excessive Perks	No
Pay-for-Performance	Yes
Frequency of Say-on-Pay Advisory Vote	Annual
Double-Trigger Change-in-Control Provisions	Yes
Compensation Consultant	McLagan

v

ZIONS BANCORPORATION, N.A.
One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

NOTICE OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of Zions Bancorporation, N.A.:

The 2020 Annual Meeting of Shareholders of Zions Bancorporation, N.A. will be held:

Date: May 1, 2020
Time: 1:00 p.m., local time
Place: We will host the Annual Meeting live via webcast. Any shareholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ZION2020. If you were a shareholder or joint holder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZION2020;
•You will need your 16-Digit Control Number to enter the Annual Meeting; and
•Shareholders may vote and submit questions while attending the Annual Meeting via the Internet.

Purpose of the Annual Meeting:
1.To elect 11 directors for a one-year term (Proposal 1)
2.To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2)
3.To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended December 31, 2019 (Proposal 3)

Record Date: Only shareholders of record on February 27, 2020, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust, or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors
Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
March 19, 2020

ZIONS BANCORPORATION, N.A.
One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION
Your proxy is solicited by the Board of Directors (referred to as the “Board”) of Zions Bancorporation, N.A. (referred to as “Zions,” “we,” “our,” “us,” or the “Bank”) for use at the Annual Meeting of our shareholders to be held on Friday, May 1, 2020, at 1:00 p.m. Mountain time via webcast at www.virtualshareholdermeeting.com/ZION2020, as described on page 1.
In accordance with rules and regulations of the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about March 29, 2020, we will send a Notice of Internet Availability of Proxy Materials rather than a printed copy of the materials to our shareholders of record as of February 27, 2020, the record date for the Annual Meeting.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:
➢ FOR the election of the 11 directors listed on page 4 to a one-year term of office (Proposal 1)
➢ FOR ratification of the appointment of our independent registered public accounting firm for 2020 (Proposal 2)
➢ FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended December 31, 2019 (Proposal 3)
If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.
The only shares that may be voted at the Annual Meeting are the 164,013,054 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.

Quorum. A quorum of our shares, which is a majority of the shares entitled to vote on the record date, must be present or represented by proxy before any action can be taken at the Annual Meeting. Further, in order for any shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.
Voting standard. On all matters other than the election of directors, the action will be approved if the number of shares validly voted “for” the action exceeds the number of shares validly voted “against” the action. The same majority vote standard also applies in the uncontested election of directors. In all elections of directors, each shareholder entitled to vote shall have the right to vote, in person or by proxy, each share owned by him or her for as many persons as there are directorships to be voted on. Each nominee in an uncontested election will be elected as director for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee fails to receive such a majority of votes, he or she will be required by our corporate governance guidelines to promptly tender his or her resignation following certification of the vote. The Board, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. The Board must take action within 90 days following certification of the vote, unless the action would cause the Bank to fail to comply with any listing or legal requirement, in which event the Board will take action as promptly as is practicable while continuing to meet such requirements. The Board must publicly disclose whether they accepted or rejected the nominee's resignation and the reasons for the decision. At a contested election, the directors will be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee).
Voting by your broker. Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Bank, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as all other shares are voted with respect to each discretionary item. Under the NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Bank’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), or on the proposal to approve the 2019 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), unless you provide specific instructions on how to vote. Broker non-votes will have no effect on the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

AVAILABILITY OF PROXY MATERIALS
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 are available at www.zionsbancorporation.com/annualreport.
The Bank will provide without charge to each shareholder, on written request, a copy of the Bank's Annual Report on Form 10-K for its fiscal year ended December 31, 2019, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests for such information should be directed to the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, or Notice, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Bank if you hold registered shares. Such a notification to the Bank may be made by written request sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545. Additionally, we will deliver promptly to any affected shareholder, upon his or her written or oral request made to the address or phone number in the preceding sentence, an additional copy of the Notice.

PROPOSAL 1: NOMINATION AND ELECTION OF DIRECTORS

The 11 persons listed below are nominated for election as directors for a one year term. The names, ages, and biographical information for each nominee to our Board immediately follow this proposal. If and when elected, the nominees will constitute our entire elected Board until their successors are elected and qualified. See page 12 of this Proxy Statement for a listing of the Board committee membership of each nominee.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the 11 nominees for director listed below.
We will vote the proxies that we receive “FOR” the election of the nominees for director unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

DIRECTOR NOMINEES

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Jerry C. Atkin Age 71 Director since 1993	Mr. Atkin is chairman and retired CEO of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills and experience as the head of a publicly traded company for 41 years as well as an accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Gary L. Crittenden Age 66 Director since 2016	Mr. Crittenden is a private investor and has been a non-employee executive director of HGGC, LLC, a California-based middle market private equity firm, since January 2017. He also serves on the board of directors of Pluralsight, Inc., where he is the lead director and chairs the nominating and corporate governance committee. During the period of 2009 to January 2017 he served in various capacities at HGGC, including managing director, chairman, and CEO. He is a member of the board of Primerica, where he is a member of the audit and compensation committees. Mr. Crittenden is also a member of the board of directors and audit committee of Extra Space Storage, Inc. He previously served as chairman of Citi Holdings, and as chief financial officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation and Filene’s Basement following a consulting career at Bain & Company. Mr. Crittenden brings substantial experience in banking and financial services, mergers and acquisitions, investment management, public markets, finance and accounting, risk management and regulatory relations.
Suren K. Gupta Age 59 Director Since 2015	Mr. Gupta is executive vice president of Technology, Global Operations and Strategic Ventures at Allstate Insurance Company, where he has served since 2011. From 2003 to 2011, he served as executive vice president and group chief information officer, Home & Consumer Finance Group, at Wells Fargo & Company.

Mr. Gupta’s deep experience in technology, operations, and business strategy adds depth to our Board’s knowledge about data, technology, and security, areas of evolving and increasing risk to the financial services industry. He has held senior technology, operations, sales, marketing and strategic development roles at GMAC Residential, INTELSAT, a telecommunications company, and at Thomson Corp., an information company.

J. David Heaney Age 71 Director since 2005	Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc. Mr. Heaney was a partner of the law firm Bracewell & Patterson (now Bracewell).

Vivian S. Lee Age 53 Director since 2015	Dr. Lee is the president of Health Platforms at Verily Life Sciences, where she has served since 2018. From 2011 to 2017, she was senior vice president of Health Sciences at the University of Utah, dean of the university’s School of Medicine, and CEO of University of Utah Health Care. She was previously the vice dean for science, senior vice president, and chief scientific officer of New York University Medical Center. From 2014 until 2015, Dr. Lee also served on the board of directors of Zions First National Bank.

Dr. Lee brings a wealth of experience as a CEO focused on streamlining processes and improving efficiency in the highly regulated and rapidly evolving health care industry. She has been responsible for an annual budget of more than $3.5 billion, and led a healthcare system comprising four hospitals, numerous clinical and research specialty centers, neighborhood health centers, an insurance plan, and more than 1,200 board-certified physicians.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Scott J. McLean Age 63 Director since 2018	Mr. McLean is president and chief operating officer, or COO, of Zions Bancorporation, N.A. He is a director of CenterPoint Energy.

With 40 years of banking experience, Mr. McLean has served for 18 years in leadership positions for the Zions organization, including as CEO of its Amegy Bank affiliate prior to assuming his current position in 2014. Mr. McLean is active in the community, including having served as chairman of the board of the United Way in Houston. Mr. McLean continues to serve on the board of trustees of the Houston United Way and Southern Methodist University, and previously served on the board of Memorial Hermann Healthcare.

Edward F. Murphy Age 67 Director since 2014	Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise wide operational risk management. He is also a former executive vice president of JP Morgan Chase Incorporated.

Mr. Murphy is a Certified Public Accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JP Morgan Chase, he held several senior leadership positions, including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses.

Stephen D. Quinn Age 64 Director since 2002	Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. He is the chairman and director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations. At Group 1 Automotive, he is currently the non-executive chairman; he chairs the nominating/governance committee and is a member of the audit and compensation committees. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.
Harris H. Simmons Age 65 Director since 1989	Mr. Simmons is chairman and chief executive officer, or CEO, of Zions Bancorporation, N.A. He was previously a director of Questar Corporation.

Mr. Simmons’ over 40 years of experience in banking and leadership of the Bank is invaluable to the Board. During his tenure as our president and then chairman and CEO, the Bank has grown from $3 billion in assets to our present $69 billion in assets. He is past chairman of the American Bankers Association.

Aaron B. Skonnard Age 47 Director since 2019	Mr. Skonnard is the co-founder, chairman of the board, and CEO of Pluralsight, Inc., a publicly traded enterprise software-as-a-service company focused on teaching technology skills through its leading technology skills development platform used by 70% of the Fortune 500 companies.

Mr. Skonnard is a founder and board member of the Silicon Slopes organization, a nonprofit designed to empower Utah’s startup and tech community. His contributions to the Board include his expertise in technology and his valuable perspective as an entrepreneur, chief executive officer of a publicly traded company, and philanthropist.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Barbara A. Yastine Age 60 Director since 2017	Ms. Yastine is the former chair and CEO of Ally Bank, a digital banking leader, serving in various capacities from May 2010 to June 2015. She has more than 30 years of management experience in financial services. She most recently served as a director and co-CEO of privately held Lebenthal Holdings, LLC from September 2015 to June 2016. She is an active investor in private companies and a director of Primerica, Inc., where she is the chair of the compensation committee, and AXIS Capital Holdings Ltd. serving on the audit committee, governance committee and risk committee.

Ms. Yastine's industry experience is very broad, spanning consumer and commercial banking, investment banking and capital markets, and asset and wealth management. Prior to her tenure at Ally Bank, she served in various executive roles at Citigroup and Credit Suisse First Boston over 17 years. In addition to industry knowledge, Ms. Yastine contributes her expertise in general management, digital and branding strategies, finance, strategic planning, compliance and bank regulatory matters.
With the exception of Aaron Skonnard, who was elected to the Board in 2019, and Scott McLean, the Bank’s president, each member of the Board was previously a director of Zions Bancorporation, the Bank’s former holding company, which merged with and into the Bank effective September 30, 2018. The National Bank Act requires the Bank’s president to serve on the Board.

BOARD MEETINGS AND ATTENDANCE
During 2019, our full Board held eight meetings and the non-management directors met in confidential “executive sessions” 5 times. Our independent lead director presided at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s Annual Meeting of shareholders. All of our directors are expected to attend the regularly scheduled meetings of the Board, including the organizational meeting held in conjunction with the Annual Meeting, meetings of committees of which they serve as members, and our Annual Meeting of shareholders.
The Board regularly schedules educational presentations during its meetings to stay current on market, regulatory and industry issues. In addition, our Board members periodically attend industry conferences, meetings with regulatory agencies, and training and educational sessions pertaining to their service on the Board and its committees.
The Board typically invites members of management, including our chief financial officer, or CFO; general counsel; chief risk officer, or CRO; chief credit officer; and chief audit executive to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

COMPENSATION OF DIRECTORS
The Board establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.
Non-executive members of the Board receive an annual retainer, which is paid quarterly. The following table shows the current compensation structure for non-employee directors. Directors who are full-time compensated employees of the Bank do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Element of Compensation	Position		Amount
Annual cash retainer	All non-employee directors		$64,000
	Lead Director		$35,000
	Audit Committee	Chair	$15,000
		Member[1]	$22,000
	Risk Oversight Committee	Chair	$15,000
		Member[1]	$17,000
		Special Technology Assignment	$10,000
	Compensation Committee	Chair	$10,000
		Member[1]	$10,000
	Nominating and Corporate Governance Committee	Chair	$10,000
		Member[1]	$10,000
Meeting fee			$—
Restricted stock units[2]	All non-employee directors		$91,500
1.Includes committee chair
2.The number of restricted stock shares or units is determined by dividing $91,500 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest whole share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

2019 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	106,000	91,481	—	—	—	197,481
Gary L. Crittenden	106,000	91,481	—	—	—	197,481
Suren K. Gupta	91,000	91,481	—	—	—	182,481
J. David Heaney	106,000	91,481	—	—	9,000(5)	206,481
Vivian S. Lee	84,000	91,481	—	—	—	175,481
Edward F. Murphy	118,000	91,481	—	—	—	209,481
Roger B. Porter(6)	42,000	—	—	—	—	42,000
Stephen D. Quinn	131,000	91,481	—	—	—	222,481
Aaron B. Skonnard	43,167	91,481	—	—	—	134,647
Barbara A. Yastine	81,000	91,481	—	—	—	172,481

3.Harris H. Simmons, the Bank’s Chairman and CEO, and Scott J. McLean, the Bank’s President and COO, are not included in this table because they are employees of the Bank and thus receive no compensation as directors. Their compensation as employees of the Bank is shown in the Summary Compensation table on page 50.
4.Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.
5.Grants of 2,124 shares of restricted stock were made to each director effective May 31, 2019, under the 2015 Omnibus Incentive Plan, which vested immediately on the date of grant. The fair market value on the date of grant was $43.07 per share.
6.The directors’ stock option awards outstanding as of December 31, 2019, are set forth in the table below and are also included in the “Common Shares Beneficially Owned” column of the table on page 63.
7.In 2019, Mr. Heaney served as a member of the advisory board of Zions Bancorporation, N.A.’s Amegy Bank division. His 2019 advisory board compensation is reported in the “All Other Compensation” column.
8.Mr. Porter retired from the Board following the Annual Shareholders Meeting on May 31, 2019.

Name	Restricted Stock Awards Outstanding	Stock Options Outstanding	Stock Options Expired in 2019
Jerry C. Atkin	—	—	—
Gary L. Crittenden	—	—	—
Suren K. Gupta	—	—	—
J. David Heaney	—	2,508	—
Vivian S. Lee	—	—	—
Edward F. Murphy	—	—	—
Stephen D. Quinn	—	—	—
Aaron B. Skonnard	—	—	—
Barbara A. Yastine	—	—	—

CORPORATE GOVERNANCE

We are committed to high standards of ethics and sound corporate governance, including oversight of the Bank’s affairs by a strong, qualified, and independent board of directors. We regularly review and consider enhancements to our corporate governance guidelines and practices. See "Quick Information" on page ii for a summary of our corporate governance practices.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:
•Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers
•Code of Business Conduct and Ethics, which applies to all of our officers and employees, including the CEO, president and COO, CFO, and controller
•Code of Business Conduct and Ethics for members of the Board
•Related-Party Transactions Policy, which prohibits certain transactions between the Bank and its directors, executive officers, and 5% shareholders without necessary disclosure and approval or ratification
•Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares

•Policies prohibiting hedging and restricting pledging of Bank stock by directors or executive officers
•Incentive Compensation Clawback Policy, which allows the Bank to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee
These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.

BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that 9 of our 11 Board nominees are “independent” as defined by the rules of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s lead director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s committees, other than the Executive Committee, are independent. As noted elsewhere in this Proxy Statement, members of management serving on the Board include Chairman and CEO Harris H. Simmons and President and COO Scott McLean. The National Bank Act requires a bank’s president to serve on its board of directors.
Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship that, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Bank’s Nominating and Corporate Governance Committee of any such direct or indirect relationship between the director and the Bank or its subsidiaries (such as where the director is a partner, shareholder or officer of an organization that has any relationship with the Bank or any of its subsidiaries) that could interfere with the director’s exercise of independent judgment. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as the relative magnitude of the relationship, the financial or other importance of the relationship to the director and the Bank and its subsidiaries, and whether the relationship was made in the ordinary course on arms-length terms for which substitute arrangements are readily available to the director and the Bank and its subsidiaries. Applying this definition, the Board has determined that all of our directors are independent except for Harris H. Simmons, who is the chairman and CEO of the Bank, and Scott J. McLean, president and COO of the Bank. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.
Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Bank. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Bank, including 29 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Bank’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure—which includes regular executive sessions each chaired by an independent lead director; meetings with the Bank’s external auditors, internal auditors, and other consultants; meetings with members of our management; and active Board and committee members—provides effective challenge and appropriate oversight of the Bank’s policies and business. The Board believes that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
This structure was affirmed by votes of the shareholders in 2010, and each of 2013-2017, and allows the Board discretion to select the person or persons most qualified to lead the Bank.

INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of the Board is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Bank’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Bank, an independent director selected solely by the Bank’s independent directors will serve as the “lead director.” The role of the lead director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:
•Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors
•Calling meetings of independent directors
•Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Bank and its performance, and relaying those concerns, where appropriate, to the full Board
•Conducting calls with each Board member as part of the Board’s effectiveness review process
•Consulting with the CEO regarding the concerns of the directors
•Being available for consultation with the senior executives of the Bank as to any concerns any such executive might have
•Communicating with shareholders upon request
•Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board
•Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role
Further, our Board’s Audit, Compensation, Risk Oversight, and Nominating and Corporate Governance Committees are composed entirely of independent directors. Our Executive Committee includes our CEO and five independent directors. All five of our standing committees are chaired by independent directors.

BOARD COMMITTEES
 Our Board’s standing committees are:
•Executive Committee
•Audit Committee
•Risk Oversight Committee
•Compensation Committee
•Nominating and Corporate Governance Committee

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Bank’s Bylaws. The current versions of the written committee charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters at least annually. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness review. All of the committee charters were reviewed and minor updates made as needed during 2019.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated at the Board’s discretion. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.
The following table provides membership information for each of the Board’s standing committees as of the record date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin		✓		✓	✓
Gary L. Crittenden	✓	✓			✓*
Suren K. Gupta			✓
J. David Heaney	✓		✓*	✓
Vivian S. Lee	✓			✓*
Scott J. McLean
Edward F. Murphy	✓	✓*	✓
Stephen D. Quinn, Lead Director	✓*	✓			✓
Harris H. Simmons	✓
Aaron Skonnard					✓
Barbara A. Yastine			✓
* Committee Chair
EXECUTIVE COMMITTEE
Our Executive Committee had six members during 2019. The Executive Committee reviews projects or proposals that require prompt action from the Bank. Subject to certain exceptions, the Executive Committee is authorized to exercise all powers of the full Board with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Bank; or remove or indemnify directors. The chairman of the Executive Committee is an independent director and serves as the lead director. The Executive Committee did not have occasion to meet in 2019.
AUDIT COMMITTEE
Our Audit Committee had four members and met 12 times during 2019, and held one additional joint session with the Bank’s Risk Oversight Committee. A written charter approved by the Board governs the Audit Committee. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in its charter and highlighted in the “Report of the Audit Committee” included in this Proxy Statement. The Board has determined that each member of the Audit Committee as listed on page 17 of this Proxy Statement is an audit committee financial expert with experience and attributes in accordance with the rules of the SEC and Nasdaq’s listing standards.

RISK OVERSIGHT COMMITTEE
Our Risk Oversight Committee had four members and met six times during 2019, and held one additional joint session with the Bank’s Audit Committee. A written charter approved by the Board governs the Risk Oversight Committee. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Bank’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Bank’s significant risks. The Board has also determined that the experience and backgrounds of the members of the Risk Oversight Committee collectively satisfy the pertinent requirements under its committee charter and the Dodd-Frank Act that its members have experience in identifying, assessing, and managing the risks of large, complex, financial firms.
COMPENSATION COMMITTEE
Our Compensation Committee had three members and met three times during 2019. Each of its members is independent, determined as described in its committee charter. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Bank’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Bank. The Compensation Committee considers the perspectives of shareholders, regulators, and outside consultants regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2019 or as of the date of this Proxy Statement is or has been an officer or employee of the Bank, and no executive officer of the Bank served on the compensation committee or board of any company that employed any member of the Bank’s Compensation Committee or Board. None of the members had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Nominating and Corporate Governance Committee had four members and met three times during 2019. Each of its members is independent, determined as described in its committee charter. The purpose of the committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Bank.
In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:
•Personal qualities and characteristics, accomplishments, and professional reputation
•Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business
•Ability and willingness to commit adequate time to Board and committee matters
•Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Bank
•Diversity of viewpoints, backgrounds, and experience
•Ability and skill set required to chair committees of the Board

•Relevant and significant experience in public companies
The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.
The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.
The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee should follow the process set forth in the Bank’s Bylaws. For more information on this process, see “Shareholder Proposals for 2021 Annual Meeting.”
The Nominating and Corporate Governance Committee oversaw production of the Bank's Corporate Responsibility Report, which may be accessed at www.zionsbancorporation.com.

BOARD INVOLVEMENT IN RISK OVERSIGHT
RISK MANAGEMENT PHILOSOPHY AND FRAMEWORK
The Bank has developed a multifaceted and comprehensive approach to risk management. We recognize that risk is inherent in our business. To mitigate the inherent risk to a level that is considered safe and appropriate, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Management Framework, and the interests of shareholders and other stakeholders.
The Bank’s Risk Management Framework is a fundamental component of the Bank’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Bank’s business. The Risk Management Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Bank’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Bank’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Bank’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk Management Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Bank’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Management Framework at least biannually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Bank’s Risk Management Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
Over the past few years, the Board and its Risk Oversight Committee have spent significant time on overseeing management's efforts to address growing cyber-related risks. The Bank continues to strengthen our infrastructure and staffing and enhance our cybersecurity controls. Improving our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we have more clearly identified first-line roles, responsibilities and accountability, and improved and enhanced internal reporting to the Board and its respective committees. We have also implemented an advisory group of cyber industry and academic experts to assist us in better managing this critical risk through increased awareness of industry best practices.
BOARD COMMITTEE RISK OVERSIGHT
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees. Each of the committees regularly reports to the full Board.
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Bank’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Bank’s strategic plan, goals, and objectives. It reviews and oversees the operation of the Bank’s Risk Management Framework. It reviews and recommends the articulation of the Bank’s Risk Management Framework and the overall risk capacity and risk management limits. The Risk Oversight Committee assists the Board and its other committees with their risk related activities. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board with regard to areas of overlapping responsibility. The CRO reports directly to the Risk Oversight Committee and directly to the Bank’s CEO. The Risk Oversight Committee and the CEO jointly review the performance of the CRO and, when necessary, oversee the selection of his or her replacement.
Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of internal control over financial reporting. Among other responsibilities, the Audit Committee regularly reviews our earnings releases and annual and quarterly filings with the SEC, and, where appropriate, reviews other selected SEC filings and disclosures regarding financial matters. It also receives formal reports from the Bank’s chief audit executive, the CFO, corporate controller and our general counsel on significant matters. The chief audit executive reports directly to the Audit Committee and administratively to the Bank’s CEO. The Audit Committee reviews the performance of the chief audit executive annually, determines that individual’s compensation and, when necessary, oversees the selection of his or her replacement.
Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing compensation in ways that discourage unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with any applicable laws and guidance or limitations issued by regulatory agencies.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Bank’s independent registered public accounting firm. The Audit Committee has reappointed the firm of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit the financial statements of the Bank for the year ending December 31, 2020. A resolution will be presented at the meeting to ratify the Audit Committee’s appointment of EY.
EY or its predecessors have audited the Bank’s financial statements each year since 2000. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide audit services to the Bank. The Audit Committee was directly involved in the selection of the current lead audit partner for the Bank, who was designated commencing with the Bank’s 2020 audit.
Services provided to the Bank and its subsidiaries by EY in fiscal 2019 are described under “Fees paid to EY” below.

For the reasons described in the Report of the Audit Committee included following this proposal on page 17, the members of the Audit Committee and the Board believe that continued retention of EY as the Bank’s independent external auditor is in the best interests of the Bank and its shareholders.
Representatives from EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Bank’s independent registered public accounting firm for fiscal 2020.
The affirmative vote of a majority of votes validly cast for or against the proposal will be required for the ratification of the appointment of our independent registered public accounting firm.
FEES PAID TO EY
The Audit Committee reviews and approves the audit fees associated with the Bank’s retention of EY. Aggregate fees for professional services rendered by EY for the Bank with respect to the years ended December 31, 2019 and 2018, were:

($ approximate)	2019	2018
Audit	$3,670,150	$3,842,786
Audit-Related	1,353,870	873,243
Tax	275,000	150,000
All other	7,200	31,085
Total	$5,306,220	$4,897,114
Audit Fees. Audit fees include fees for the annual audit of the Bank’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Bank’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements. The increase in fees from 2018 was due largely to the higher audit-related fees in preparation for implementation of the new current expected credit losses methodology (CECL) accounting standard.
Audit-Related Fees. Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to merger activities, and certain agreed-upon procedures and compliance engagements.
Tax Fees. Tax fees include trust tax compliance, planning, and advisory services.
All Other Fees. All other fees billed by EY include general consulting fees and other miscellaneous fees.
Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires its pre-approval of all services performed by the independent registered public accounting firm, including non-audit services. In determining whether to pre-approve the provision by EY of a permissible non-audit service, the Audit Committee considers whether the provision of the service by EY could impair the independence of EY with respect to the Bank. As part of this process, the Audit Committee considers the facts and circumstances of the proposed engagement, including whether EY can provide the service more effectively and efficiently than other firms because of its familiarity with the Bank’s operations. The Audit Committee also considers the proposed engagement in light of any other non-audit services that EY provides to the Bank and the fees paid to EY for such services. The Audit Committee requires competitive bidding for non-audit services where it is warranted by the facts and circumstances of the proposed engagement. There were no EY services or fees in 2019 or 2018 that were not approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this report by reference therein.
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Zions Bancorporation, N.A. During 2019, the Audit Committee met 12 times, and held one additional joint meeting with the Risk Oversight Committee. The Audit Committee reviewed and discussed with the CEO, CFO, corporate controller, chief audit executive, and our independent registered public accounting firm, which we refer to as the external auditor, the Bank’s annual and quarterly SEC reports on Forms 10-K and 10-Q including the financial statements and disclosures, prior to their public release. The Audit Committee also reviewed, where appropriate, other selected SEC filings and public disclosures regarding financial matters, such as earnings press releases, prior to their public release. In addition, the Audit Committee reviewed the allowance for credit losses and related methodology and other selected accounting determinations such as accruals for legal and other loss contingencies. The Audit Committee discussed with Bank management and the external auditor changes in accounting rules or standards that could materially impact the Bank’s financial statements and the implementation of those rules or standards.
In discharging its oversight responsibility, the Audit Committee no less frequently than annually reviews the external auditor’s qualifications, performance and independence in connection with the determination as to whether to retain the external auditor. In conducting its review for its 2020 recommendation to retain EY as the external auditor, the Audit Committee considered a number of factors, including the professional qualifications of the external auditor; the external auditor’s historical and more recent performance in connection with the Bank’s audit, including a review of auditor performance surveys completed by the Audit Committee and management and the external auditor's responses to the same; a review of fees and scope of services; results of the external auditor’s peer reviews and Public Company Accounting Oversight Board (PCAOB) examinations; and an evaluation of the external auditor's independence, including obtaining a formal written statement describing all relationships between the external auditor and the Bank that might bear on such independence and discussing with the external auditor any relationships that may impact objectivity and independence.
In addition, the Audit Committee discussed with management, the chief audit executive, and the external auditor the quality and adequacy of Zions Bancorporation, N.A.’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the external auditor all communications required to be discussed by the applicable requirements of the PCAOB, SEC, and others, and generally accepted auditing standards, and, with and without management present, discussed and reviewed the results of the external auditor's audit of the financial statements and internal controls over financial reporting. The Audit Committee received the written disclosures and the letter from the external auditor required by the applicable requirements of the PCAOB regarding the external auditor's communications with the Audit Committee. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Bank’s external auditor. The Audit Committee also discussed the results of the internal audit examinations.
During 2019, the Audit Committee reviewed its charter and made minor updates. In addition, the Audit Committee held regular executive sessions without management and private meetings with members of management, regulators of the Bank, internal auditors, and external auditor, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board that include a comparison of the performance of the Audit Committee with the requirements of its charter. The Audit Committee’s charter, which describes the Committee’s roles and responsibilities, is available on the Bank’s website at www.zionsbancorporation.com. See the description of the

Audit Committee in this Proxy Statement under “Board Committees” and “Board Involvement in Risk Oversight” for further information about the Audit Committee’s composition and responsibilities.
As set forth in the Audit Committee charter, management of the Bank is responsible for the integrity of the Bank’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing such financial reporting principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Bank’s annual financial statements, reviews of the Bank’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Bank and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation, N.A. as of and for the year ended December 31, 2019, with management and internal and external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board that the Zions Bancorporation, N.A. audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
Edward F. Murphy, Chairman
Jerry C. Atkin
Gary L. Crittenden
Stephen D. Quinn

PROPOSAL 3: ADVISORY (NONBINDING) VOTE REGARDING 2019 EXECUTIVE COMPENSATION (“SAY ON PAY”)
We are required under Section 14A(a)(1) of the Securities Exchange Act of 1934 to provide shareholders with the right to cast a nonbinding vote at our 2020 Annual Meeting regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.
Recommendation of the Board:
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby approve, on a nonbinding basis, the 2019 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2019.
The Bank’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over two-thirds of their annual target direct compensation dependent upon performance-based incentives. Further, the Bank’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that may expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.

In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of the Bank’s common stock under the Bank’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Bank. In addition, the Compensation Committee attached two-year post-vest holding restrictions on the restricted stock unit grants made to Messrs. Simmons and McLean beginning in May 2015. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.
As provided by Section 14A(c) of the Securities Exchange Act of 1934, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2018, the Compensation Committee considered the shareholder ratification at our 2019 Annual Meeting of the compensation paid to our named executive officers for 2018. At our 2019 Annual Meeting of shareholders, approximately 94.5% of voting shareholders approved the non-binding advisory resolution regarding compensation of our named executive officers.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2019 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.
The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.
We have elected an annual frequency for our shareholders' say on pay vote. In reaching this decision, the Board considered the shareholders' non-binding frequency vote held most recently in 2019 that indicated shareholder preference for an annual non-binding vote on executive officer compensation.

EXECUTIVE OFFICERS OF THE BANK
The following information is furnished with respect to certain of the executive officers of the Bank. Unless otherwise noted, the positions listed are those the officers hold with the Bank1 as of the date of this Proxy Statement.

Individual [2]	Principal Occupation During Past Five Years [1]
Harris H. Simmons Age 65 Officer since 1981	Chairman and Chief Executive Officer
James R. Abbott Age 46 Officer since 2009	Senior Vice President, Investor Relations
Bruce K. Alexander Age 67 Officer since 2000	Executive Vice President. President and Chief Executive Officer – Vectra Bank Colorado
A. Scott Anderson Age 73 Officer since 1997	Executive Vice President. President and Chief Executive Officer – Zions Bank
Paul E. Burdiss Age 54 Officer since 2015	Executive Vice President and Chief Financial Officer. Prior to May 2015, Corporate Treasurer at SunTrust Banks, Inc. and SunTrust Bank

Individual [2]	Principal Occupation During Past Five Years [1]
David E. Blackford Age 71 Officer since 2001	Executive Vice President. Chief Executive Officer – California Bank & Trust
Kenneth J. Collins Age 54 Officer since 2018	Executive Vice President, Business Technology. Officer of Bank subsidiaries or divisions holding various positions from 2014-2018
Alan M. Forney Age 59 Officer since 2018	Executive Vice President. President and Chief Executive Officer – The Commerce Bank of Washington. Prior to 2018, officer of The Commerce Bank of Washington holding various positions, including chief lending officer
Olga Hoff Age 46 Officer since 2018	Executive Vice President, Retail Banking. Prior to 2018, officer of Bank subsidiaries or divisions holding various positions
Alexander J. Hume Age 46 Officer since 2006	Senior Vice President and Corporate Controller
Thomas E. Laursen Age 68 Officer since 2004	Executive Vice President, General Counsel and Secretary
Scott A. Law Age 54 Officer since 2019	Executive Vice President and Chief Human Resources Officer. Prior to 2019, Director of HR Shared Services
Scott J. McLean Age 63 Officer since 2006	President and Chief Operating Officer.
Keith D. Maio Age 62 Officer since 2005	Executive Vice President and Chief Banking Officer. Prior to 2015, President and Chief Executive Officer of National Bank of Arizona
Michael Morris Age 63 Officer since 2013	Executive Vice President and Chief Credit Officer
Rebecca K. Robinson Age 45 Officer since 2016	Executive Vice President and Director of Wealth Management. Prior to 2016, President of Zions Trust
Edward P. Schreiber Age 61 Officer since 2013	Executive Vice President and Chief Risk Officer
Terry A. Shirey Age 48 Officer since 2017	Executive Vice President. President and CEO – Nevada State Bank. Prior to 2017, officer of Nevada State Bank holding various positions
Jennifer A. Smith Age 47 Officer since 2015	Executive Vice President and Chief Information Officer. Prior to 2015, officer of Bank subsidiaries holding various positions

Individual [2]	Principal Occupation During Past Five Years [1]
Steve D. Stephens Age 61 Officer since 2010	Executive Vice President. President and Chief Executive Officer – Amegy Bank
Randy R. Stewart Age 59 Officer since 2018	Executive Vice President, Enterprise Mortgage Lending. Prior to 2018, officer of Amegy Bank holding various positions
Mark R. Young Age 60 Officer since 2015	Executive Vice President. President and Chief Executive Officer – National Bank of Arizona. From 2011 to 2015, Executive Vice President, Real Estate Banking of National Bank of Arizona
1.Many of the individuals held the same or similar position for Zions Bancorporation, the Bank’s former holding company, which merged with and into the Bank effective September 30, 2018, and various positions with one or more of the Bank’s former bank affiliates for some or all of the period from 2014 to December 31, 2015, when such affiliates were consolidated with the Bank.
2.Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
In this Compensation Discussion and Analysis, or CD&A, we provide an overview of our executive compensation philosophy and decision-making process for 2019 compensation paid or awarded to our named executive officers, or NEOs, and the factors we considered in making those decisions. Our NEOs for 2019 are:
•Harris H. Simmons, Chairman and Chief Executive Officer (CEO)
•Paul E. Burdiss, Chief Financial Officer (CFO)
•Scott J. McLean, President & Chief Operating Officer (COO)
•Edward P. Schreiber, Chief Risk Officer (CRO)
•A. Scott Anderson, President and CEO of Zions Bank
All of the NEOs are members of our Executive Management Committee, or EMC, which is made up of our CEO and his senior leadership team. Compensation for members of the EMC is determined by the Compensation Committee, or the Committee.

2019 PERFORMANCE HIGHLIGHTS
In 2019, the Bank continued the substantial improvement in pre-provision net revenue reported over the past several years as summarized below. For additional information on the Bank’s 2019 performance, see the Bank’s 2019 annual report on Form 10-K filed with the SEC.
Earnings per diluted share (EPS) increased 2% to $4.16 compared to $4.08 in 2018. The year-over-year increase was driven by a reduction of 20 million (10%) average diluted shares outstanding on a full-year average basis as a result of the common share repurchases completed in 2019.
Net earnings applicable to common shareholders were $782 million compared to $850 million in 2018. The year-over-year decline was largely attributable to a $79 million increase in the provision for credit loss and an increase of $35 million of severance and restructuring charges in 2019.
Average loans increased 6.3% or $2.8 billion versus 2018. Similarly, average deposits grew 3.6% or $1.9 billion versus 2018.
Customer-related fees were up $17 million or 3.3% compared to 2018. Noninterest income grew approximately $10 million, or 2% to $562 million in 2019.
The Bank's net interest margin decreased to 3.54% in 2019 from 3.61% in 2018. Net interest income grew $42 million or 2% versus 2018.
Total revenues were up 1.9% to $2,834 million in 2019 compared to $2,782 million in 2018.
Noninterest operating expense was $1,742 million compared to $1,679 million in 2018. A significant portion of the increase is attributable to the effects of the 2019 severance and restructuring expenses.
Net charge-offs were $37 million or .08% of average loans and leases in 2019, reflecting continued strong credit quality.
Some of the Bank’s major 2019 performance achievements are highlighted in the following charts.

2019 PERFORMANCE SNAPSHOT
1.The median of the relevant metric for the Zions custom peer group described later in this document under the section labeled "Peer Group"
2.Reported tax equivalent net interest income minus net loan charge-offs as a percentage of average earning assets

2019 COMPENSATION HIGHLIGHTS
The Compensation Committee awarded the Bank’s NEOs total compensation with respect to 2019 that the Committee believes is generally commensurate with the Bank’s and management's performance in 2019. This section highlights the compensation elements awarded to each NEO in 2019. The reference to total compensation in this section is defined as follows: annual base salary rate for 2019, cash bonus earned for the 2019 performance period, the grant date value of equity awards granted in 2019, and the grant date value of units in the Bank's Value Sharing Plan granted to NEOs during 2019.
The total compensation awarded to the Bank’s NEOs for the 2019 performance year increased 0.7% over total compensation awarded to these executives for the prior year. When considering target level incentives, the aggregate total target compensation for the NEOs is approximately 10% below the estimated total target compensation median for similarly situated executives in the 2019 custom peer group (described below).
The 2019 combined annual cash incentive awards for the Bank’s NEOs (excluding the CEO) decreased 15% year-over-year and the total grant date value of the long-term incentive awards made to these four executives was up 5.6% in aggregate from the prior year.
The total compensation for the Bank’s CEO is less than the peer median. For 2019, the total compensation for Mr. Simmons is estimated to be 20% less than the market median for CEOs in the Bank’s 2019 custom peer group. For 2019, the aggregate total compensation for Messrs. Burdiss, McLean, Schreiber, and Anderson is estimated to be approximately 7% less than the median for similarly situated executives in the Bank’s 2019 custom peer group.
The Bank continues to promote accountability on the part of all employees, focus on the creation of long-term shareholder value, and strengthen the connections between executive pay and performance.
Given the Bank’s emphasis on incentive-based compensation, as illustrated below, we provide our executives and employees with the incentive to achieve our ultimate goal of generating competitive rates of return and value for our shareholders.
In 2019, the Bank’s shareholders approved a non-binding advisory say-on-pay proposal with over 94% of the votes cast voting in favor of that proposal. The Committee reviewed the results of the shareholder vote, which indicates that there is strong support among shareholders for our compensation structure and decisions.
We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay. The exhibits below present the mix of target compensation at target performance for our CEO and other NEOs in 2019.

1. 2019 Target Compensation is computed as the sum of the following compensation elements: (i) 2019 base salary; (ii) 2019 target annual cash incentive for the CEO (i.e., an estimate of the cash award for expected performance results achieved by the CEO in 2019 and awarded/paid in February 2020); (iii) grant value of Value Sharing Plan units awarded to the CEO in 2019; and (iv) combined grant value of restricted stock, restricted stock units and stock options granted to the CEO in 2019.
2.Multi-year cash incentives refer to Value Sharing Plans.
1. 2019 Target Compensation is computed as the sum of the following compensation elements: (i) 2019 base salaries for the other NEOs; (ii) 2019 target annual cash incentives for the other NEOs (i.e., an estimate of the cash awards for expected performance results achieved by the other NEOs in 2019 and awarded/paid in February 2020); (iii) grant value of Value Sharing Plan units awarded to the other NEOs in 2019; and (iv) combined grant value of restricted stock, restricted stock units and stock options granted to the other NEOs in 2019.
2. Multi-year cash incentives refer to Value Sharing Plans.

The long-term awards granted in March 2019 (which vest over multi-year periods and make up more than 60% of total incentive compensation) are focused on future performance. The grant mix of these long-term incentives to NEOs varies by position. Overall, the target mix in 2019 (as a percentage of total target long-term incentive compensation) was 45% multi-year cash incentive units, or Value Sharing Plan units, 44% restricted stock or restricted stock units, and 11% stock options. The actual compensation ultimately earned from these awards is highly dependent upon future stock price and financial performance. Details on the program and on individual grant decisions are set forth below under the “Components of Executive Compensation” and “Compensation Decisions for Named Executive Officers” sections, respectively.

COMPENSATION DECISIONS FOR THE 2019 PERFORMANCE PERIOD

PLAN DESIGN AND AWARD HIGHLIGHTS
In 2019, the Bank continued to utilize compensation design features it believed would help align compensation incentives with key performance objectives. These features included the following:
•The Committee established formal annual incentive award targets for the Bank’s EMC members and adopted structured guidelines designed to clarify how these EMC members’ overall performance ratings should inform their respective annual cash incentive award payment. The Committee also continued to utilize its assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating.
•The Committee approved the payout of the Bank's 2017-2019 Value Sharing Plan, or VSP. The deferral period for the 2017-2019 Value Sharing Plans concluded on December 31, 2019. The Plans were designed so as to set an initial nominal value at the end of the one-year performance period (December 31, 2017). The initial nominal values were reviewed and approved by the Committee in March 2018. For more information on the 2017-2019 Value Sharing Plans see the Compensation Decisions for Named Executive Officers section.
•The Committee approved the design of the Bank’s 2019-2021 Value Sharing Plans. The Value Sharing Plans have been designed for recipients to share directly in meeting operating performance results specific to their organizations, as well as overall Bank performance.
•The Committee attached two-year post-vest holding restrictions to the restricted stock unit grants made to Messrs. Simmons and McLean during 2019. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from trading these shares for an additional two-year period following each vesting event.
COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, operational performance, financial and risk management results, achievement of strategic objectives and individual performance.
Base Salary
In March 2019, the Committee approved the following base salary increases for the NEOs. The base salary increases include a competitive merit increase and also recognize individual performance, experience, criticality of the position and market data. These increases became effective on January 1, 2019. Because his job responsibilities require his dual residency in both Texas and Utah, Mr. McLean’s 2018 and 2019 base salary listed below also includes a $34,000 housing subsidy which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2019 Base Salary Increases
Name	2018 Base Salary	2019 Base Salary	% Increase
Harris H. Simmons	$1,000,000	$1,030,000	3.0%
Paul E. Burdiss	$575,000	$592,250	3.0%
Scott J. McLean	$658,000	$677,740	3.0%
Edward P. Schreiber	$539,000	$539,000	—%
A. Scott Anderson	$575,500	$592,765	3.0%

Annual Cash Incentive
In March 2019, the Committee established target and maximum potential cash incentive amounts for all EMC members for the 2019 performance year. The target cash incentive structures were developed based on an independent analysis of peer compensation structures and target levels by position. The 2019 annual cash incentive targets for EMC members ranged from 60% to 140% of base salary. Maximum potential annual cash incentive amounts continued to be limited to 125% of target in order to discourage excessive and/or unnecessary risk taking.
In March 2019, the Committee assessed each EMC member’s performance against a variety of preestablished quantitative and qualitative performance categories tailored to each EMC member at the recommendation of the CEO. The performance categories for each EMC member contained descriptions of key priorities for each executive to focus on during 2019. These focus areas and the relative weighting assigned to each category were established in the first quarter of 2019 and could be modified, if appropriate, during the course of the year. The performance categories and 2019 priorities for each NEO are set forth in the table below:

2019 Performance Categories	Harris Simmons	Paul Burdiss	Scott McLean	Edward Schreiber	Scott Anderson
Operating earnings	✓	✓	✓	✓	✓
Effective expense management	✓	✓	✓	✓	✓
Noninterest income generation	✓	–	✓	–	✓
Effective risk management	✓	✓	✓	✓	✓
Talent management and succession planning	✓	✓	✓	✓	✓
Promoting a culture of civic engagement	✓	✓	✓	✓	✓
Other priorities and needs, teamwork, etc.	✓	✓	✓	✓	✓
The Bank also included an assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating.
The Committee has adopted guidelines designed to clarify how each EMC member’s overall performance rating should inform their respective actual annual cash incentive award payments. There are six tiers of performance ratings, and an EMC member’s performance under each tier can result in a different level of adjustment to such member’s actual annual cash incentive award, as compared with such member’s target annual cash incentive. The range of potential adjustment to the target annual cash incentive for the top five performance ratings is 50% to 125%. The lowest performance rating level limits actual annual cash incentive payments to a range of 0% to 50% of the individual EMC member’s target annual cash incentive.
While the Bank believes these guidelines improve transparency and strengthen the alignment between pay and performance, the Committee continues to rely on discretion and the exercise of disciplined judgment in making its final award determinations so that individual contributions align properly with the organization’s financial and risk management results.
The Committee relied on its review and evaluation of the aforementioned factors to award the following cash incentives to the NEOs for the 2019 performance year:

2019 Annual Cash Incentive Award
Name	2019 Target Cash Incentive	2019 Actual Cash Incentive Award	% of Target Awarded
Harris H. Simmons	$1,442,000	$1,080,000	75%
Paul E. Burdiss	$533,025	$476,000	89%
Scott J. McLean	$779,401	$603,500	77%
Edward P. Schreiber	$404,250	$348,500	86%
A. Scott Anderson	$444,574	$367,200	83%

All of our NEOs received awards that were lower than the target amounts available to them, based on overall bank performance in 2019, despite strong individual performance. The Committee noted the following significant 2019 accomplishments in the assessment of each NEO’s performance during 2019:
Harris H. Simmons, Chairman & CEO
•Strong leadership in responding to changes in the interest rate environment with an aggressive and well executed expense reduction program
•Solid progress across a diverse set of strategic initiatives, particularly those focused on technology, digital and business simplification
•Progress in growing customer-related fee income
•Focus and commitment to maintaining an exemplary credit profile and driving further improvements in risk management
•Continued improvements in organizational simplification, succession planning and placing an emphasis on talent development
Paul E. Burdiss, CFO
•Highly effective in evaluating the potential impact of the changing interest rate environment on future Bank results. Strong leadership on the subsequent cost reduction initiative that was quickly initiated and completed by the end of the year
•Excellent leadership and strong results across multiple initiatives centered on strategic planning processes and business line reporting
•Very good progress on the Finance centralization project while simultaneously supporting local initiatives of the affiliate banks
•Demonstrated success in building a strong Finance team and helping his employees prepare for larger roles in the organization
Scott J. McLean, President & COO
•Successful completion and implementation of a critical phase of our technology transformation project. This was a major accomplishment
•Exceptional performance in helping the Bank achieve its expense control initiatives
•Great leadership and progress towards simplifying many elements of our business while maintaining sound risk management practices
•Effective management of projects relating to growth in customer-related fee income
•Very strong supporter of talent management and career planning initiatives across the Bank
Edward P. Schreiber, CRO
•Very solid risk management outcomes as measured by net charge-offs and other credit metrics, as well as operational loss measures
•Continued improvement in the implementation of a strong enterprise risk management program and integrating it into our banking operations
•Very supportive of a number of simplification initiatives while at the same time insisting on maintaining strong risk management practices
•Excellent job recruiting and building a solid risk team. Mr. Schreiber is very supportive of our diversity efforts, and is good at developing people

A. Scott Anderson, CEO – Zions Bank
•Great job of managing Zions Bank in a very challenging rate environment. Net charge-offs were well managed and slightly better than the enterprise-wide results
•Excellent partnership and execution in accomplishing many simplification and service enhancements
•Overall a fine job of risk management generally, as evidenced by reasonably strong credit metrics
•Strong performance in supporting various strategic initiatives, particularly those with a focus on small business banking
•Zions Bank was nationally recognized as a great place to work. Mr. Anderson has been a leader in championing diversity at the Bank and in the industry
Long-Term Incentives
Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained strong profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. Both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Bank and its shareholders. These plans are also useful as a key retention element because payouts are dependent upon continued employment with the Bank.
Value Sharing Plans
The Bank’s multi-year cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the business units they manage and provide an opportunity for executive officers and certain designated key employees to be rewarded for financial results greater than predetermined minimum performance thresholds over multi-year periods. In addition, both equity awards and Value Sharing Plan units expose executives to long-term risks faced by the Bank. These plans are also useful as a key retention element because payouts are dependent upon continued employment by the Bank. A corporate-level Value Sharing Plan is established each year for participants with enterprise-wide responsibilities, and corresponding Value Sharing Plans are established for senior officers at each of our seven bank affiliates in order to more directly reward those participants for results that are within their own sphere of influence. Affiliate CEOs typically are granted units in both the corporate and affiliate-level plans. Value Sharing Plans are reviewed and updated each year to ensure alignment with the Bank’s business strategy, regulatory guidance and the external market.
Value Sharing Plan payments may be reduced based on the occurrence of unusual events, including but not limited to severe deterioration in asset quality, earnings, fraud, malfeasance, material errors or reputational harm during the deferral period. The Committee retains the ability to make adjustments, at its sole discretion, to the computation or assessment of performance measures or to any other provision of the Value Sharing Plans in order to equitably reflect or evaluate performance over the duration of the plan period. The following sections give specific plan design detail for the 2017-2019 Plans, which were paid out following the conclusion of the two year deferral period on December 31, 2019, and the 2019-2021 Plans, under which the NEOs were granted units during the first quarter of 2019.
2017-2019 Value Sharing Plans
The 2017-2019 Value Sharing Plans measure performance in the following categories, with the indicated weights to be applied in determining award values:
•Pretax, Pre-provision Earnings (or PTPP) - 20% weight
•Customer-Related Fee Income - 15% weight

•Net Charge-offs - 20% weight
•Direct “Efficiency Ratio” Expense - 15% weight
•Return on Assets (relative to Zions’ peers in the custom peer group) - 15% weight
•Risk-adjusted Net Interest Margin - 15% weight
Each performance indicator is intended to measure consolidated corporate performance, except that in the case of the affiliate bank-level plans, noninterest income growth and net charge-offs are measured at the affiliate bank level.
The two-year deferral periods for the 2017-2019 Value Sharing Plans concluded on December 31, 2019. Accordingly, payouts were made to each of the Bank’s NEOs participating in these plans in February 2020.
In February 2017, the Committee established the 2017-2019 Value Sharing Plans consisting of a corporate-level and seven affiliate-level plans covering the period beginning January 1, 2017 and ending December 31, 2019. Each of the plans was designed with an initial nominal value to be set at the end of a 12-month performance period (ending December 31, 2017) based on the performance of Zions Bancorporation or an affiliate bank, as the case may be, during the one-year performance period. The initial nominal value was subject to reduction based on the occurrence of certain unusual events during a subsequent two-year deferral period (i.e., January 1, 2018 to December 31, 2019), resulting in a final settlement value.
The one-year performance periods for the 2017-2019 Value Sharing Plans concluded on December 31, 2017. Following the conclusion of the 12-month performance period, the Compensation Committee reviewed the one-year performance results for each of the plans and assigned each plan an overall quartile rating based on their assessment. Finally, the Committee used the overall quartile ratings to determine the per unit funding rates used to calculate the initial nominal unit value for each of the Plans.
The initial nominal values were computed based on the results achieved over the 12-month performance period, referencing the per unit funding rates assigned by the Compensation Committee as detailed in the illustrations below:

The initial nominal values were subject to a risk-based forfeiture clause and were not settled until after the conclusion of the two-year deferral period which ended on December 31, 2019. There were several events and decisions made during the deferral period that resulted in the final settlement value being reduced from the initial nominal values set in March 2018.
During the deferral period, management assessed the Bank’s expense levels and determined that there were unfavorable variances relative to its publicly communicated expense and efficiency ratio targets for those years. As a result, management applied discretionary surcharges to the 2017-2019 Value Sharing Plans during those years, reducing the aggregate payout value by approximately $0.25 per unit in the Zions Bancorporation Plan and $0.22 per unit in the Zions First National Bank Plan versus the initial nominal values set for those respective plans after the conclusion of the 2017 performance year. These discretionary performance adjustments reduced final settlement values as detailed in the chart below:

2017-2019 Value Sharing Plan – Final Settlement Values
Name	Value Sharing Plan	# of Units	Initial Nominal Values (Per Unit)	Discretionary Performance Adjustments (Per Unit)	Final Settlement Values (Per Unit)	Final Settlement
Harris H. Simmons	Zions Bancorp	1,440,000	$0.64	$(0.25)	$0.39	$561,600
Paul E. Burdiss	Zions Bancorp	687,500	$0.64	$(0.25)	$0.39	$268,125
Scott J. McLean	Zions Bancorp	777,500	$0.64	$(0.25)	$0.39	$303,225
Edward P. Schreiber	Zions Bancorp	518,000	$0.64	$(0.25)	$0.39	$202,020
A. Scott Anderson	Zions Bancorp	274,000	$0.64	$(0.25)	$0.39	$106,860
	Zions First National Bank	274,000	$0.56	$(0.22)	$0.34	$93,160
All participation units in these Value Sharing Plans had an expected value of $0.60 per unit, an aspirational target value of $1.00 per unit and a potential maximum value of $1.20 per unit.
Messrs. Simmons, Burdiss, McLean, and Schreiber held 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson held 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Zions First National Bank Plan.

2019-2021 Value Sharing Plans
In February 2019, the Committee established Value Sharing Plans consisting of a corporate-level and seven affiliate-level plans covering the years 2019 through 2021. Unit awards to executives and other officers in the Value Sharing Plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Bank.
The 2019-2021 Value Sharing Plans measure performance in the following categories, with the indicated weights to be applied in determining award values:
•Adjusted Return on Tangible Assets (ROTA) - 20% weight.
◦This metric is defined as net income applicable to common shareholders divided by average tangible assets; where the loan loss provision is replaced by actual net charge-offs
◦Performance is measured at the consolidated enterprise-level and results are evaluated against those achieved by peer organizations in the Bank’s custom peer group
•Earnings Per Share Growth (EPS Growth) - 20% weight
◦This measure is calculated by computing the year-over-year growth in EPS
◦Performance on this metric is also computed at the consolidated enterprise-level and results are compared to those achieved by peer institutions in the Bank’s custom peer group
•Adjusted Pretax Pre-provision Net Revenue (PPNR) - 40% weight
◦This metric is defined as tax-equivalent revenue minus direct expense minus net charge-offs
◦Performance for this component is measured at the affiliate bank level and evaluated relative to each affiliate bank’s internal “Plan” (e.g., 102% of plan, 95% of plan, etc.)
•Compensation Committee Discretion - 20% weight
◦The Committee may use this award component to better align final payout values with performance results achieved

Payouts for ROTA and EPS Growth components are determined by computing the attainment percentile ranking for each component and assigning a payout value to the component results each year using a preestablished funding scale (see below). The final ROTA and EPS Growth component payout values are calculated by taking a simple average of the ROTA and EPS Growth component values for 2019, 2020, and 2021.

Risk-Adjusted Return on Tangible Assets		EPS Growth
Rank v. Peers	Payout ($/unit)	Rank v. Peers	Payout ($/unit)
Max - 100th %ile	$1.20	Max - 100th %ile	$1.20
80th %ile	$0.96	80th %ile	$0.96
60th %ile	$0.72	60th %ile	$0.72
50th %ile	$0.60	50th %ile	$0.60
40th %ile	$0.375	40th %ile	$0.375
30th %ile	$0.15	30th %ile	$0.15
Below Threshold	$—	Below Threshold	$—
Payout on the PPNR component is determined by computing the attainment percentage relative to plan and assigning a payout value to these results each year using a preestablished funding scale (see below). The final PPNR component payout value is computed by taking a simple average of the PPNR component values for 2019, 2020, and 2021.

Risk-Adjusted PPNR
% of Plan	Payout ($/unit)
More than 112%	$1.20
107%	$0.96
102%	$0.72
100%	$0.60
97%	$0.48
92%	$0.24
Below 92%	$—
Future payouts under this Plan may be reduced or eliminated in the event the Bank does not achieve its financial and operating objectives.
The allocation of units is based on an evaluation of individual performance, the individual’s contribution to Bank performance, and the scope of individual responsibilities. Award sizes are also considered in view of competitive market levels of compensation for similarly situated executives in the custom peer group (described below). Since Value Sharing Plans are forward-looking incentives whose value to participants is realized over future time periods based on the achievement of specific future business and risk management objectives and/or the creation of shareholder value over time, there is less year-over-year variance (at an individual level) in the grant value of these types of incentives to participants.
The following table details the number and value of participation units in the 2019-2021 Value Sharing Plans granted to the Bank’s NEOs.

2019-2021 Value Sharing Plan
Name	# of Participation Units	Value @ $0.60 per unit
Harris H. Simmons	2,163,000	$1,297,800
Paul E. Burdiss	701,250	$420,750
Scott J. McLean	965,780	$579,468
Edward P. Schreiber	528,000	$316,800
A. Scott Anderson	525,000	$385,000
Messrs. Simmons, Burdiss, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Zion First National Bank Value Sharing Plan.
All participation units in these Value Sharing Plans have an expected target value of $0.60 per unit, an aspirational target value of $1.00 per unit and a potential aggregate maximum value of $1.20 per unit. The value displayed in the above table was computed using the expected target value of $0.60 per unit.
Stock Option Awards
In March 2019, the Committee approved the following stock option grants for the Bank’s NEOs. Generally, grants of stock options are influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since stock options are forward-looking incentives, there is less year-over-year variance (at an individual level) in the value of the options granted to participants.

2019 Stock Option Grants
Name	# of Stock Options	Grant Date Fair Value (Black-Scholes Option Value)
Harris H. Simmons	30,504	$317,094
Paul E. Burdiss	11,663	$121,239
Scott J. McLean	13,620	$141,582
Edward P. Schreiber	9,673	$100,553
A. Scott Anderson	7,404	$76,966
Additionally, these stock option grants were limited to less than 10% of each respective NEO’s total incentive compensation in order to discourage excessive or unnecessary risk-taking. Although option grants were previously a larger component of compensation, in recent years the Bank has skewed equity compensation toward restricted stock. Generally, the Bank’s stock option awards have been granted with a seven-year term and ratable vesting over three years.
Restricted Stock Unit Awards
In March 2019, the Committee also approved restricted stock unit awards for the Bank's NEOs. These grants were intended to focus senior executives on future performance and to better align executives' compensation to the interest of shareholders. Like the granting of stock options, the size of these grants is generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since restricted stock unit awards are forward-looking incentives, there is less year-over-year variance (on an individual level) in the value of the awards granted to participants.
These awards will vest ratably, 25% per year for four years on the anniversary date of the grant. The Committee also attached two-year post-vest holding restrictions on the restricted stock units awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

2019 Restricted Stock Unit Grants
Name	# of Restricted Stock Units	Grant Date Fair Value
Harris H. Simmons	24,799	$1,268,965
Paul E. Burdiss	9,482	$485,194
Scott J. McLean	11,073	$566,605
Edward P. Schreiber	7,864	$402,401
A. Scott Anderson	6,019	$307,992
Summary of 2019 Long-Term Incentive Grants
The following chart briefly summarizes the vesting schedule for all long-term incentives granted to the NEOs and other members of the Bank’s EMC during 2019.

Award	2019	2020	2021	2022	2023
Stock Options	Granted at fair market value on date of grant Value realized only if stock price increases over time	33.3% vest	33.3% vest	33.3% vest
Restricted Stock Units	Granted at fair market value on date of grant Grants to Messrs. Simmons and McLean include two-year post-vest holding restrictions	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.
Value Sharing Plan Units	Performance metrics established by the Compensation Committee:

(i) Zions Bancorporation’s return on tangible assets (relative to Zions Bancorporation peer companies);
(ii) Zions Bancorporation’s earnings per share growth (relative to Zions Bancorporation's peer companies);
(iii) Adjusted pretax preprovision net revenue (PPNR) (for either the Bank or the division, depending on plan participation) compared to Plan
(iv) Compensation Committee discretion based on qualitative assessment of performance.

Performance period begins on 1/1/2019.

After 12/31/19, the Compensation Committee assesses results for the first year of the performance period and determines a per unit award value.	After 12/31/20, the Compensation Committee assesses results for the second year of the performance period and determines a per unit award value.	After 12/31/21, the
				Compensation Committee assesses results for the third year of the performance period and determines a per unit award value. The final award will be computed by taking the simple average of the annual award values for 2019, 2020, and 2021. The final per-unit value will be multiplied by the total number of units awarded to each Participant to determine the individual final award value. The final award value amount, if any, will be settled in cash during the first quarter of 2022.

COMPENSATION PHILOSOPHY AND OBJECTIVES

PHILOSOPHY, OBJECTIVES, AND PRACTICES
The Committee believes the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Bank shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:
•Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry
•Motivate and reward executives whose knowledge, skills, and performance are critical to our success
•Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance greater than established targets
•Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions
•Pursue all compensation objectives in a manner that seeks to discourage risks that are unnecessary or excessive, or could jeopardize the safety and soundness of the Bank, including incorporating performance goals specifically tied to risk management
The Bank’s compensation philosophy supports and reflects the Bank’s risk management culture. Zions’ 2019 compensation program for senior executives was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.
The Bank’s portfolio of awards is balanced between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. Compensation decisions for 2019 relied on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.
Risk mitigation is balanced with profitability and other performance objectives through features in the Bank’s compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements.

What We Do:
Require strong ownership and retention of equity	The Bank has adopted strong share ownership and retention guidelines. The ownership guidelines range from 1x to 5x base salary. The Committee has assigned the CEO a stock ownership guideline of 5x base salary. Executives not meeting the 1x to 5x base salary ownership guidelines may also comply by retaining 50% of the net shares awarded to them. The retention provision is designed to allow newly hired executives to build stock holdings over time and to enable executives to maintain compliance with guidelines in times of substantial stock price volatility. Further, beginning in 2015, two-year post-vest holding restrictions were attached to the restricted stock or restricted stock unit grants awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of the shares associated with these grants for an additional two years following their respective vesting dates.

Require “double trigger” for benefits under CIC agreements	The Bank’s change in control, or CIC, agreements are subject to “double trigger” requirements, meaning that severance benefits are payable only if an executive experiences a qualifying termination of employment after a CIC. These requirements are intended to prevent our executive officers from receiving windfall benefits in the event of a CIC.

Require a “double trigger” for accelerated vesting of equity awards upon a CIC	The Bank’s 2015 Omnibus Incentive Plan provides for accelerated vesting of equity and other awards under the plan after a CIC on a “double trigger” basis, that is, only if the holder experiences a qualifying termination of employment after a CIC. Our double-trigger severance benefits are intended to prevent a windfall to award holders upon a CIC.
Review share utilization	The Compensation Committee regularly reviews share overhang and run-rates in our equity plans and maintains share utilization levels within industry norms.
Maintain clawback policy	Our current incentive compensation clawback policy allows the Bank to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct.

Retain an Independent Consultant	The Compensation Committee retains an independent compensation consultant to assist in developing and reviewing our executive compensation strategy and programs. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.
Discourage excessive and unnecessary risk taking	We discourage excessive risk taking by executives in many ways, including our balanced program design, multiple performance measures, clawback policy, and retention provisions. Our compensation programs discourage taking excessive risks that are likely to have an adverse impact on the Bank. We validate this through risk assessments of our incentive-based compensation plans. Further, each member of the EMC is evaluated on the effectiveness of their individual risk management actions and results. This risk management effectiveness rating is an important input in the determination of their overall individual performance rating and annual cash incentive award.

What We Don’t Do:
No tax gross-ups on change in control payments	The Bank’s CIC agreements do not provide for excise tax gross-ups on payments made in connection with a CIC.
No “timing” of equity grants	The Bank maintains a disciplined equity approval policy. The Bank doesn’t grant equity awards in anticipation of the release of material, non-public information. Similarly, Zions does not time the release of material, non-public information based on equity grant dates.

No option re-pricing	The Bank does not re-price or backdate stock options.
No discounted stock options	The Bank does not grant stock options with exercise prices below 100% of market value on the date of the grant.
Limit the use of employment agreements	The Bank presently has no active employment contracts with members of the Bank’s Executive Management Committee.
No personal use of corporate aircraft	The Bank does not own or lease a corporate airplane, so personal use of corporate aircraft is not possible.
No hedging; restrictions on pledging	The Bank adopted a policy prohibiting transactions by executives and directors that are designed to hedge or offset any decrease in the market value of Zions equity securities. As more fully described elsewhere in this Proxy Statement, certain limitations have been placed on the extent to which executives and directors may hold Zions securities in a margin account or pledge Zions securities as collateral for a loan.
At our 2019 Annual Meeting, our shareholders approved a non-binding advisory say-on-pay proposal with approximately 94.5% of the votes cast voting in favor of that proposal. The Compensation Committee of the Board reviewed the results of the shareholder vote, which indicates there is strong support among shareholders for our compensation structure and decisions.
ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the applicable regulatory bodies. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to the following:
•Reviewing and recommending to the full Board the compensation for the Bank’s CEO
•Approving the compensation for the remaining NEOs, and other members of the EMC
•Reviewing and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period
•Approving annual cash incentive award opportunities, equity award opportunities, and long-term cash award opportunities under the Bank’s Value Sharing Plans
In making compensation decisions, the Committee uses several resources and tools, including the services of McLagan, an independent executive compensation consulting firm with financial services industry expertise that was retained by, and reports to, the Committee. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our CRO, competitive benchmarking and other analyses as described below.
In recent years, our Board has worked to incorporate feedback from investors to more closely align pay with performance, in part by making the following refinements to our incentive compensation award determination processes:
•Created greater transparency regarding incentive compensation targets for members of the Bank’s Executive Management Committee (EMC)
•Formalized guidance on how performance appraisals for each EMC member should inform cash bonus payments for respective EMC members, as described under “Compensation Discussion and Analysis”
•Expanded the scope of the risk management assessment of each EMC member, which is an important input into each EMC member’s overall performance appraisal rating, to include a more comprehensive assessment of each EMC member’s risk management performance
In 2019, the Committee took the following steps, among others, to ensure that it effectively carries out its responsibilities:
•Conducted an annual review of the Committee charter to ensure that it effectively reflects the Committee’s responsibilities
•Conducted an annual review of the Bank’s custom peer group
•Scheduled an executive session prior to the conclusion of each of the Committee meetings, without members of management, for the purpose of discussing decisions related to the CEO’s performance, goal-setting, compensation levels, and other items deemed appropriate by the Committee
•Completed an annual self-evaluation of the Committee’s effectiveness
•Completed an annual review of the external compensation consultant’s performance to ensure the Committee receives the appropriate resources and counsel
•Incorporated guidance from our banking regulators
Role of the Independent Consultant
The Committee uses the services of an outside executive compensation consultant, McLagan, to provide guidance and advice to the Committee on all matters covered by its charter. This consultant was directly selected and engaged by the Committee to provide a broad set of services pertaining to the compensation of the Bank’s executives. Based on its review of relevant factors, the Committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the Committee during 2019.
The consultant fulfills the following responsibilities:
•Reviews the Committee’s charter and recommends changes as appropriate
•Reviews the Committee’s agendas and supporting materials in advance of each meeting
•Advises the Committee on management proposals, as requested
•Reviews information from the custom peer group (described below) and survey data for competitive comparisons
•Reviews the Bank’s executive compensation programs and advises the Committee on the design of incentive plans or practices that might be changed to improve the effectiveness of its compensation program

•Reviews competitive pay practices of the custom peer group for its boards of directors and recommends to the Committee changes required to pay the Bank’s Board of Directors in a competitive fashion
•Reviews, analyzes, and summarizes survey data on executive pay practices and amounts that come before the Committee
•Attends Committee meetings, including executive sessions with only the Committee members, as requested
•Advises the Committee on potential practices for Board governance of executive compensation as well as areas of concern and risk in the Bank’s programs
During 2019, McLagan was specifically engaged on the following projects:
•Advised the Committee with respect to the appropriateness of compensation structure and actual amounts paid to the Bank’s executive officers given the Bank’s compensation philosophy, size, and custom peer group
•Advised on the appropriateness of executive performance goals and metrics
•Conducted critical analysis relating to the valuation of post-vest holding requirements on the 2019 restricted stock unit grants to Messrs. Simmons and McLean
•Worked collaboratively with members of management and the Committee to assess the composition of the Bank’s custom peer group and provided counsel on possible adjustments
•Advised the Committee on market and regulatory trends and developments
•Reviewed the 2019 Compensation Discussion and Analysis and related sections for this Proxy Statement
Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs, along with a risk effectiveness assessment. Based on these evaluations, the CEO makes compensation recommendations to the Committee, including recommendations for salary adjustments, annual cash incentive awards, and long-term equity and long-term cash incentive award opportunities. In addition, the CEO and other members of the EMC also annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Bank’s executive officers.
Additionally, the CEO, President, CFO, CRO, chief credit officer, and other select members of the Bank’s EMC serve on an internal committee,the Incentive Compensation Oversight Committee (ICOC). The ICOC reviews and evaluates all incentive compensation plans in which the participants include executive management and other employees that expose the organization to material inherent risks. The purpose of these reviews is to address the concern that the Bank’s incentive compensation plans not incent or pose excessive or unnecessary risks to the Bank.
PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the “Custom Peer Group.” The Committee refers to this custom peer group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s independent compensation consultant, McLagan, or by the Bank, using publicly available data from peer group members’ public filings and audited financial statements. Compensation data is generally prepared by the Committee’s independent compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Bank’s consultant reviews any financial and/or compensation data that is prepared by the Bank and provided to the Committee.

The custom peer group consists of companies that the Committee believes are reasonably comparable in terms of size and scope of business to the Bank and against which the Committee believes the Bank competes for talent and shareholder investment. The following 17 companies were identified by the Committee as the 2019 custom peer group.

•Associated Banc-Corp	•Huntington Bancshares Incorporated
•BOK Financial Corporation	•KeyCorp
•Citizens Financial Group	•M&T Bank Corporation
•Comerica Incorporated	•People’s United Financial, Inc.
•East West Bancorp, Inc.	•Regions Financial Corporation
•First Horizon National Corp.	•Synovus Financial Corp.
•First Republic Bank	•Western Alliance Bancorp (Added in 2019)
•Fifth Third Bancorp	•WinTrust Financial, Inc.
•FNB Corp.
The Committee periodically reviews the custom peer group and considers changes to the custom peer group deemed necessary to ensure that the nature and size of the organizations continues to be appropriate. Based on the Committee’s evaluation of the custom peer group for 2019, the Committee decided to make changes from the prior year. Specifically, the Bank added Western Alliance Bancorp to the 2019 custom peer group to improve the comparability of balance sheet composition. The Bank removed four companies from the 2019 custom peer group: BB&T Corporation and SunTrust Banks, Inc. due to their merger; IBERIABANK Corporation because of the size of its real estate loan portfolio; and Hancock Whitney because of differences between its business model and that of the Bank. The Bank’s assets (56th percentile), market capitalization (52nd percentile), and return on assets (45th percentile) ranked close to the median (50th percentile) of the revised custom peer group as of May 2019.
BENCHMARKING
The Bank’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Bank and deliver strong performance to our shareholders. Since the Bank competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the custom peer group.
When determining compensation mix and levels, the following items are considered:
•The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the custom peer group
•Regression analysis is utilized to reduce volatility and customize the data to Zion’s asset size. This methodology is used to benchmark base salary, target annual cash incentive, and total direct compensation.

•The ability to conform to expectations and guidance issued by various regulatory authorities relating to upside leverage for incentive compensation plans and the mix of long-term incentive compensation (e.g., stock options, restricted stock units, or cash performance plans with multi-year vesting and/or performance periods) as a percentage of each EMC member’s total incentive compensation
In aggregate, the 2019 target direct compensation package (base salary, plus target annual bonus, plus target grant value of stock options and restricted stock units, plus target value of Value Sharing Plan units) for the Bank’s CEO and other senior executives, including executive officers not listed in this Proxy Statement, was within 3% of the estimated 2019 market median target total compensation for similarly situated executives working at peer financial institutions in the custom peer group.

OTHER COMPENSATION ELEMENTS

PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Bank to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.
HEALTH AND WELFARE BENEFITS
Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.
RETIREMENT BENEFITS
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Bank’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.
Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their eligible earnings on a tax-deferred basis, up to a maximum of $19,000 ($25,000 for participants age 50 and over) in 2019. Employee contributions are always 100% vested. Vesting of employer matching contributions occurs upon contribution. We provide a matching contribution of up to 4.5% of compensation (up to the Internal Revenue Code limits) in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Bank matching contribution into any of the plan’s array of mutual funds at any time.
The plan also has a profit sharing component in which contributions are based upon our performance according to a discretionary formula approved annually by the Board. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Bank’s profit results in 2018, we made a profit sharing plan contribution in early 2019 equal to 2.50% of eligible compensation in 2018. Bank profit sharing contributions are invested in our common shares. Participants may diversify the Bank’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Vesting of the Bank contributions is an incremental vesting schedule over five years. The maximum employer matching contribution and profit sharing contribution permitted under the plan are limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2019 cannot exceed $280,000.
For selected executives, including Messrs. Simmons and Anderson, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Bank’s Excess Benefit Plan, which is described below.

Deferred Compensation Plan
The Deferred Compensation Plan allows highly compensated employees (currently earning over $175,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.
Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.
Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code. The manner may be in the form of a lump-sum cash payment, or payments in monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.
Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.
Excess Benefit Plan
On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations under our 401(k) plan.
Cash Balance Plan
Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. Of the 2019 NEOs, only Mr. Anderson was a grandfathered employee receiving earnings and interest credits in this plan. Mr. Simmons accrued interest credits only. None of the other NEOs has a benefit in this plan. On June 30, 2013, the plan was frozen as to earnings credits for all participants.The Plan was terminated on December 31, 2018, with the intention to provide annuities or lump sum payments to participants in 2020.

Supplemental Retirement Plan
From approximately 1978-1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over ten years upon retirement at age 65. Mr. Simmons is the only NEO to have this arrangement, which will provide him $20,000 per year for 10 years beginning at retirement at age 65 or older. These amounts are reduced in the instance of early retirement.

OTHER COMPENSATION PRACTICES AND POLICIES

CHANGE IN CONTROL AGREEMENTS
For competitive reasons and reasons described below, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during a transition period following a change-in-control of the Bank. We entered into these agreements due to financial services industry consolidation and because we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the objectives described above.
The change-in-control agreements entered into with the NEOs generally provide for certain "double-trigger" change in control severance protections as follow: during the two-year period following a change-in-control of Zions Bancorporation, if the NEO's employment is terminated other than for "cause" or if the NEO resigns for "good reason", they would be paid accrued compensation and benefits, plus an amount equal to a three times multiple of base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs.
Our change in control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.
Our change in control agreements provide that equity awards granted during or after May 2012 generally provide for accelerated vesting and exercisability after a change in control only if the employment of the executive is terminated (i.e., only upon the occurrence of a “double trigger”). Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans on a double trigger basis.
Our change in control agreements also provide that, commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Bank any of its officers or employees.
EMPLOYMENT CONTRACTS
Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Bank, it is sometimes necessary and in the best interest of the Bank to enter into such contracts for a period of time. In such cases, it is the Bank’s practice to enter into the contract for a limited period, typically one to three years, without extensions. Currently, the Bank has no active executive employment contracts.
INCENTIVE COMPENSATION CLAWBACK POLICY
The Bank believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features which expose our employees to loss of potential compensation in the event of such adverse impacts. In addition, as described in the next section, certain senior officers are expected to hold specified amounts of Zions Bancorporation common stock under the Bank’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Bank. These design features and share ownership expectations serve objectives similar to post-payout clawback policies.
The Bank also believes that in extraordinary circumstances these design features and ownership requirements may not be sufficient to disincentivize undue risk-taking and ensure the fairness of realized compensation. To address such circumstances, the Bank's Incentive Compensation Clawback Policy gives the Bank the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.
Specifically, the Bank in its discretion may require any employee who has been awarded incentive compensation to forfeit, disgorge, return or adjust such compensation to the Bank, and if so required any employee shall forfeit, disgorge, return or adjust such compensation in the manner directed by the Bank.

Awards and incentive compensation subject to clawback under this policy include equity awards, whether or not vested or restricted; shares acquired upon vesting or lapse of restriction; short- and long-term incentive, bonus and similar plans; and discretionary bonuses. The clawback may be effectuated through the reduction or forfeiture of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Bank in its discretion determines to be appropriate.
The Bank’s Incentive Compensation Clawback Policy is available for review under the “Corporate Governance” section of the Bank’s website at www.zionsbancorporation.com.
SHARE OWNERSHIP AND RETENTION GUIDELINES
We maintain share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.
In addition, the Committee attached two-year post-vest holding restrictions on the common stock received under the restricted stock and restricted stock unit grants made to Messrs. Simmons and McLean in March 2019. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of these shares for an additional two-year period following each vesting event.
ANTI-HEDGING AND PLEDGING POLICY
The Company has a long-standing General Policy on Insider Trading to guard against improper securities trading. Our Insider Trading Policy was amended in 2013 to prohibit hedging and to place certain restrictions on pledging of Bank stock by directors and executive officers. Under this policy, our directors and executive officers may pledge Bank stock only with the approval of the Bank CEO, CFO or General Counsel, which should not be granted unless (1) the officer or director confirms that he or she reasonably believes he or she is, and in the future will be, able to perform under the financing transaction without increased pledging of securities or foreclosure upon pledged securities; and (2) the aggregate amount of securities pledged by all officers and directors does not at the time of the pledge exceed 5% of the outstanding amount of the class of securities subject to the pledge. As of December 31, 2019, less than one-half of one percent of the Bank’s total outstanding common shares were subject to pledge by directors and executive officers. All such pledges met the requirements of our Insider Trading Policy. See the beneficial ownership table on page 63 of this Proxy Statement for additional information. The Compensation Committee reviews these pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Bank’s stock ownership and retention guidelines.
DEDUCTIBILITY AND EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based”, and the Committee historically designed our Value Sharing Plan awards in a manner intended to qualify for that exception. The Tax Cuts and Jobs act of 2017 eliminated the performance-based compensation exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017, that qualifies for transition relief). While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Bank for tax purposes.
Despite the Compensation Committee’s efforts to structure certain elements of our NEOs’ compensation granted prior to November 2, 2017, in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that compensation otherwise intended to satisfy the requirements for exemption from Section 162(m) in fact will be exempt from its deduction limits because of ambiguities and uncertainties created by the 2017 tax reform legislation. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Bank’s business needs.
NON-QUALIFIED DEFERRED COMPENSATION
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, which changed the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A of the Internal Revenue Code, or Section 409A, imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Bank has structured the elements of our compensation program to comply with the distribution, timing, and other requirements of Section 409A. These structures are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the NEOs pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Bank’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Bank’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”
2019 CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of Regulation S-K, we are providing the following information. For fiscal 2019, our last completed fiscal year:

•The annual total compensation of our median employee, excluding the CEO, of our Bank was $65,048.25; and

•The annual total compensation of Harris Simmons, our Chief Executive Officer, was $4,341,075.

Based on this information, the ratio for 2019 of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee is 67 to 1.

We completed the following steps to identify our median employee and to determine the annual total compensation of our median employee and CEO:

1.As of December 31, 2019, our employee population consisted of 10,478 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.

2.To find the annual total compensation of each of our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2019. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2019, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees who did work for us the entire year.

3.After identifying the median employee, we added together all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table.
ACCOUNTING FOR STOCK-BASED COMPENSATION
Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (or ASC 718). See Note 1 “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 17 “Share-based Compensation” to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this Report by reference therein.
The Compensation Committee of the Bank has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report was adopted February 28, 2020, by the Compensation Committee of the Board of Directors.
Compensation Committee
Vivian S. Lee, Chairperson
Jerry C. Atkin
J. David Heaney

COMPENSATION TABLES

2019 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.
In the “Salary” column, we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, salary in 2019 is denominated in cash only. In the “Bonus” column, we detail the amount of the annual cash incentive or other bonuses paid to each NEO for 2019. In the “Stock Awards” and “Option Awards” columns, SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted stock units and performance stock units, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For stock options, the grant date fair value per share is based on certain assumptions that we explain in Note 16 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2019. Please also refer to the table in this Proxy Statement with the title “2019 Grants of Plan-Based Awards.”
We made grants of stock options, restricted stock and restricted stock units to NEOs in 2019. Vesting of these stock awards is conditioned on the participant’s continued employment with us. The restricted stock and restricted stock units vest 25% per year over four years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. The stock options have up to a seven-year term and vest 33% per year over three years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control.
In the “Nonequity Incentive Plan Compensation” column, we disclose the dollar value of all cash compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g., our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multi-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multi-year performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.
In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, we disclose the sum of the dollar value of (i) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2019; and (ii) any above-market or preferential earnings on nonqualified deferred compensation.
In the “All Other Compensation” column and related footnotes, we make required disclosures related to the following:
•Perquisites and other personal benefits, or property, unless the aggregate amount of all such compensation is less than $10,000
•Amounts we paid or that became due related to termination, severance, or change in control, if any
•Our contributions to vested and unvested defined contribution plans
•Any life insurance premiums we paid during the year for the benefit of an NEO

SEC rules require us to report perquisites at the aggregate incremental cost to the Bank.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Nonequity Incentive Plan Compen-sation ($) (11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)(5)	All Other Compensation ($)		Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2019	1,030,000	1,080,000	1,268,965	317,094	561,600	63,547	19,869	(6)	4,341,075
	2018	1,036,154	1,350,000	1,100,012	274,897	529,338	29,652	42,986	(6)	4,363,039
	2017	960,000	940,800	768,003	191,995	352,907	130,423	26,475	(6)	3,370,603

Paul E. Burdiss Chief Financial Officer Zions Bancorporation	2019	592,250	476,000	485,194	121,239	268,125	—	19,475	(7)	1,962,283
	2018	585,519	560,000	485,196	121,340	262,792	—	4,725	(7)	2,019,572
	2017	561,000	460,000	485,194	121,306	186,667	—	13,352	(7)	1,827,519

Scott J. McLean President and Chief Operating Officer Zions Bancorporation	2019	711,740(2)	603,500	566,605	141,582	303,225	—	31,149	(8)	2,357,801
	2018	704,148(2)	710,000	497,612	124,442	343,506	—	25,137	(8)	2,404,845
	2017	656,000(2)	525,000	488,001	121,997	226,667	—	26,158	(8)	2,043,823

Edward P. Schreiber Chief Risk Officer Zions Bancorporation	2019	539,000	348,500	402,401	100,553	202,020	—	19,638	(9)	1,612,112
	2018	548,942	410,000	402,399	100,636	233,359	—	15,850	(9)	1,711,186
	2017	528,000	410,000	402,420	100,604	149,333	—	16,281	(9)	1,606,638

A. Scott Anderson Chief Executive Officer Zions Bank	2019	592,765	367,200	307,992	76,966	200,020	39,994	19,475	(10)	1,604,412
	2018	575,500	432,000	287,977	72,005	261,862	13,071	31,156	(10)	1,673,571
	2017	559,000	405,000	287,838	71,965	211,790	12,996	21,410	(10)	1,569,999
1.The table reflects the position held by each NEO as of December 31, 2019.
2.Mr. McLean’s 2017, 2018, and 2019 salary includes a housing allowance that became effective upon his promotion to President of Zions Bancorporation. This housing allowance reflects the time worked in Salt Lake City, Utah for this role as well as the time worked in Houston, Texas to retain a key leadership role with Amegy Bank. The housing allowance is more cost effective for the Bank compared to the alternative of securing corporate housing or utilizing hotels.
3.Grant values of restricted stock, restricted stock units and performance stock units are displayed for grants made during the fiscal year. The grant date value per share is equal to the closing price of our common stock on the grant date.
4.The net change in the accumulated present value of pension benefits for each NEO during 2019 was as follows: for Mr. Simmons, $63,547, and for Mr. Anderson, $39,994.
5.Amounts deferred by participants in the Deferred Compensation Plan are invested by the Bank in various investment vehicles at the direction of the participant. The Bank does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Bank. No above market or preferential earnings were credited on deferred compensation accounts in 2019.
6.All other compensation for Mr. Simmons consists of the following: (i) for 2019, $19,869 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $51,372 contribution to the non-qualified Excess Benefit Plan; (ii) for 2018, $15,792 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $27,194 contribution to the non-qualified Excess Benefit Plan; and (iii) for 2017, $12,988 in matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $13,487 contribution to the non-qualified Excess Benefit Plan.
7.All other compensation for Mr. Burdiss consists of the following: (i) for 2019, $19,475 for matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan; (ii) for 2018, $4,725 for profit sharing contributions to the Bank’s tax-qualified defined contribution plan; and (iii) for 2017, $13,352 for matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan.

8.All other compensation for Mr. McLean consists of the following: (i) for 2019, $20,282 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, and $10,867 in imputed income for club dues; (ii) for 2018, $15,822 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, and $9,315 in imputed income for club dues; and (iii) for 2017, $12,546 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, $7,762 in imputed income for club dues and $5,850 in annual car allowance.
9.All other compensation for Mr. Schreiber consists of the following: (i) for 2019, $19,638 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan; (ii) for 2018, $15,850 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan; and (iii) for 2017, $16,281 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan.
10.All other compensation for Mr. Anderson consists of the following: (i) for 2019, $19,475 in matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $22,932 contribution to the non-qualified Excess Benefit Plan; (ii) for 2018, $15,725 in matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $15,431 contribution to the non-qualified Excess Benefit Plan; and (iii) for 2017, $13,450 in matching, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $7,960 contribution to the Bank’s non-qualified Excess Benefit Plan.
11.Value Sharing Plan amounts under the 2017-19 Plans were considered earned as of December 31, 2019, and are reflected in the Nonequity Incentive Plan Compensation column. More information about the determination of these payments is disclosed in the Compensation Discussion & Analysis under the “Compensation Decisions for Named Executive Officers” section.

2019 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock, restricted stock units, performance stock units, stock options, performance options, and Value Sharing Plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Harris H. Simmons	Rest. Stock Units (1)	3/1/2019	—	—	—	—	24,799	—	—	1,268,965
	Options (2)	3/1/2019	—	—	—	—	—	30,504	51.17	317,089
	Value Sharing Plan (3)	3/1/2019	2,163,000	—	1,297,800	2,595,600	—	—	—	—

Paul E. Burdiss	Rest. Stock Units (1)	3/1/2019	—	—	—	—	9,482	—	—	485,194
	Options (2)	3/1/2019	—	—	—	—	—	11,663	51.17	121,237
	Value Sharing Plan (3)	3/1/2019	701,250	—	420,750	841,500	—	—	—	—

Scott J. McLean	Rest. Stock Units (1)	3/1/2019	—	—	—	—	11,073	—	—	566,605
	Options (2)	3/1/2019	—	—	—	—	—	13,620	51.17	141,580
	Value Sharing Plan (3)	3/1/2019	965,780	—	579,468	1,158,936	—	—	—	—

Edward P. Schreiber	Rest. Stock Units (1)	3/1/2019	—	—	—	—	7,864	—	—	402,401
	Options (2)	3/1/2019	—	—	—	—	—	9,673	51.17	100,551
	Value Sharing Plan (3)	3/1/2019	528,000	—	316,800	633,600	—	—	—	—

A. Scott Anderson	Rest. Stock Units (1)	3/1/2019	—	—	—	—	6,019	—	—	307,992
	Options (2)	3/1/2019	—	—	—	—	—	7,404	51.17	76,965
	Value Sharing Plan (3)	3/1/2019	525,000	—	315,000	630,000	—	—	—	—
1.Restricted stock units and restricted stock awards were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The restricted stock units and awards have provisions consistent with our typical structure, 25% vesting each year over four years with potential accelerated vesting upon a death, disability, or constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Bank, the restricted stock continues to vest according to the original vesting schedule. All unvested restricted stock is forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights, but do have dividend equivalent rights. An additional two-year post-vest hold provision applies to the restricted stock and restricted stock units awarded to Messrs. Simmons and McLean. This provision prohibits Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.
2.Stock options were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest 33% each year until fully vested on the third anniversary, with potential accelerated vesting in the instance of death, disability or a constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Bank, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.
3.Units were granted under the 2019-2021 Value Sharing Plans. Messrs. Simmons, Burdiss, McLean, and Schreiber participate in the Bancorporation Value Sharing Plan, while Mr. Anderson has half of his Value Sharing units in the Bancorporation Plan and half in the Value Sharing Plan of Zions First National Bank. Performance under these plans is based on an assessment of achievement by the Committee of various financial goals compared to predetermined thresholds over the time period from January 1, 2019, to December 31, 2019. Performance in each subsequent year in the plan will be evaluated and the results of the three years averaged together. Value continues to be subject to a risk-based forfeiture clause and other possible reductions until the end of the plan on December 31, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2019
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year ($51.92) by the number of shares or units.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harris H. Simmons	22,225	—	30.10	6/09/2021
	30,668	—	29.02	5/21/2022
	26,053	—	25.21	3/17/2023	7,457(3)	387,168
	12,825	6,413	40.91	3/23/2024	9,386(3)	487,321
	7,808	15,616	51.23	3/22/2025	16,104(3)	836,120
	—	30,504	51.17	2/28/2026	24,799(3)	1,287,564
	99,579	52,533			57,746	2,998,173

Paul E. Burdiss	19,961	—	20.99	2/11/2023	4,907	254,771
	7,020	3,510	44.55	2/23/2024	5,446	282,756
	3,168	6,338	55.68	2/22/2025	6,536	339,349
	—	11,663	51.17	2/28/2026	9,482	492,305
	30,149	21,511			26,371	1,369,181

Scott J. McLean					4,940(3)	256,485
	7,060	3,530	44.55	2/23/2024	5,476(3)	284,314
	3,249	6,500	55.68	2/22/2025	6,702(3)	347,968
		13,620	51.17	2/28/2026	11,073(3)	574,910
	10,309	23,650			28,191	1,463,677

Edward P. Schreiber	9,482	—	28.59	5/29/2021
	11,738	—	29.02	5/21/2022
	14,061	—	25.21	3/17/2023	3,493	181,357
	5,822	2,911	44.55	2/23/2024	4,516	234,471
	2,628	5,256	55.68	2/22/2025	5,420	281,406
	—	9,673	51.17	2/28/2026	7,864	408,299
	43,731	17,840			21,293	1,105,533

A. Scott Anderson	14,929	—	27.49	5/23/2020
	14,359	—	28.59	5/29/2021
	17,915	—	29.02	5/21/2022
	12,744	—	20.99	2/11/2023	3,133	162,665
	4,164	2,083	44.55	2/23/2024	3,230	167,702
	1,881	3,762	55.68	2/22/2025	3,879	201,398
	—	7,404	51.17	2/28/2026	6,019	312,506
	65,992	13,249			16,261	844,271
1.All outstanding stock options vest 33% each year on the grant date anniversary and have a seven-year term.
2.All outstanding restricted shares and restricted stock units vest 25% each year on the grant date anniversary.
3.An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean in 2016, 2017, 2018 and 2019. This provision prohibits them from trading these shares for an additional two-year period following each vesting event.
4.Based on closing market price on December 31, 2019, of $51.92 per share.

OPTION EXERCISES AND STOCK VESTED IN 2019
The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Harris H. Simmons	17,378	380,335	22,243	805,432
Paul E. Burdiss	—	—	14,464	706,188
Scott J. McLean	27,916	781,170	13,304	654,055
Edward P. Schreiber	8,202	188,330	10,868	532,404
A. Scott Anderson	—	—	8,323	408,233
1.We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2019 PENSION BENEFITS
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).
Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2019. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in the Bank’s financial statements.

Name(1)	Plan Name	Number of Years of Credited Service[2]	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	735,912	—
	Excess Benefit Plan	21.46	437,299	—
	Supplemental Retirement Plan	N/A	171,789	—

A. Scott Anderson	Cash Balance Pension Plan	22.50	478,818	—
	Excess Benefit Plan	22.50	437,156	—
	Supplemental Retirement Plan	N/A	171,789	—
1.Messrs. Burdiss, McLean, and Schreiber are not eligible to participate in the Bank’s defined benefit retirement programs.
2.The service credits will remain constant in future years. Any future present value changes will only result from interest crediting.
Information regarding the Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2019 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.
The “Executive Contributions in Last FY” column indicates the aggregate amount contributed to such plans by each NEO during 2019.
The “Registrant Contributions in Last FY” column indicates our aggregate contributions on behalf of each NEO during 2019. Generally, these amounts reflect restoration benefits provided under the Bank’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
The “Aggregate Earnings in Last FY” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2019, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.
The “Aggregate Balance at Last FYE” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2019.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	51,372	130,143	—	580,181
Paul E. Burdiss	—	—	—	—	—
Scott J. McLean	—	—	—	—	—
Edward P. Schreiber	—	—	—	—	—
A. Scott Anderson	—	22,932	210,324	—	902,020

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Bank or a change in the NEO’s responsibilities.
For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $51.92.

SEVERANCE
Our NEOs do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Bank’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a CIC agreement.
Under Zions Bancorporation’s severance guidelines, which apply to all regular employees, the NEOs are all eligible to receive the maximum severance of 52 week’s base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances which may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments but the Bank reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section “Change in Control Agreements” for a description of the benefits the Bank is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”
ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through Value Sharing Plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEOs received Value Sharing Plan units in 2017, 2018 and 2019. These plans provide for a pro-rata payment at the completion of the three-year award period, if value is earned, in the event of a termination of employment due to death, disability, or retirement. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Bank, the pro-rata payment is to be made based on plan value determined at the higher of target or performance as of the end of the quarter prior to the change in control.
EQUITY AWARDS
The Bank has granted equity awards, consisting of stock options, restricted stock and restricted stock units, to executives, including the NEOs, in recent years. The provisions of equity awards vest and become exercisable upon the death or disability of the holder. Equity awards vest and become exercisable after a change in control if the executive is terminated by the Bank other than for cause or by the executive for good reason. In addition, the provisions of equity awards provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Bank, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule, subject to certain non-compete, non-disparagement and confidentiality conditions. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.
RETIREMENT PLANS
All of our NEOs are fully vested in their retirement benefits except for Mr. Burdiss who has unvested balances in the Payshelter 401(k) and Employee Stock Purchase Plan related to profit sharing contributions. These profit sharing contributions vest over five years. Retirement benefits are not enhanced based on circumstances regarding termination. However, upon a change in control, any unvested balance(s) would fully vest and these amounts are reflected in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis,” “2019 Pension Benefits Table,” and in the “2019 Nonqualified Deferred Compensation Table.”

MISCELLANEOUS BENEFITS
Under the Bank’s change in control agreements, which are described above under the heading “Compensation Discussion and Analysis,” the Bank is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months. The conditions of the Bank’s obligations under the change in control arrangements are discussed elsewhere in this Proxy Statement.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	1,030,000(1)	7,416,000(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	331,240(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	51,552(5)

Paul E. Burdiss
Severance	—	—	—	592,250(1)	2,961,035(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,403,798(6)	—	—	1,557,523(7)
Retirement Plans	—	—	—	—	37,652(4)
Other Benefits	—	—	—	—	31,104(5)

Scott J. McLean
Severance	—	—	—	711,740(1)	4,590,723(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	176,152(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	37,692(5)

Edward P. Schreiber
Severance	—	—	—	539,000(1)	2,829,750(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	115,820(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	31,212(5)

A. Scott Anderson
Severance	—	—	—	592,765(1)	3,112,016(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	136,655(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	37,692(5)
1.Zions Bancorporation maintains severance guidelines for executive officers that generally provide four weeks salary for each $20,000 in base salary (rounded to the nearest thousand) or two weeks’ pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for a NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence.
2.Under the Bank’s change in control agreements, upon a change in control and termination by the Bank other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the three years preceding the change in control or (ii) the individual’s current target bonus.
3.The Bank’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual cash incentive. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. The reported value of severance has been reduced for Mr. Burdiss in order to avoid the imposition of excise taxes.

4.Under the Bank’s change in control arrangements, each NEO would be entitled to receive an amount equal to the matching contribution the Bank would have contributed under the Bank’s 401(k) plan had they remained employed for three years and had the executive made the maximum elected deferral contribution. The Bank’s change in control agreements also provide for accelerated vesting of any unvested 401(k) plan balances. Mr. Burdiss had unvested 401(k) balances as of December 31, 2019. The reported amounts reflect the maximum employer contribution of 4% applied to the compensation limit ($275,000) imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code and the acceleration of Mr. Burdiss’ unvested balances.
5.Under the Bank’s change in control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Bank. This figure represents the aggregate cost of fulfilling that obligation.
6.The equity awards contain a provision that would accelerate vesting in the instance of death or disability. Messrs. Burdiss would receive an incremental benefit from this provision. These figures represent the potential value of this acceleration as of December 31, 2019. Messrs. Simmons, McLean, Schreiber and Anderson would not receive an incremental benefit from the death or disability provision, because they have already met the retirement eligibility provision of these grants based on their age and service as of December 31, 2019.
7.The Bank’s change in control arrangements, Value Sharing Plan provisions, and equity award terms would give the NEOs certain benefits under change in control circumstances that they would not otherwise receive. The figures in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of December 31, 2019. For Value Sharing Plans, the incremental value results in instances where the target value of plan units exceeds the estimated value as of December 31, 2019. For equity awards that are held by NEOs who were not age 60 or did not have five years’ service as of December 31, 2019, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on December 31, 2019, and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on December 31, 2019. For equity awards held by executives who had attained age 60 and five years of service as of December 31, 2019, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

RECONCILIATION OF NON-GAAP PERFORMANCE METRICS
For net earnings applicable to common shareholders, pre-provision net revenue and the efficiency ratio, the identified adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results or in the balance sheet presented in accordance with GAAP. We consider these adjustments to be relevant to ongoing operating results and financial position.
We believe that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or the financial position of the Bank and in predicting future performance. These non-GAAP financial measures are used by management to assess the performance of the Bank’s business or its financial position for evaluating bank reporting segment performance, for presentations of the Bank’s performance to investors, and for other reasons as may be requested by investors and analysts. We further believe that presenting these non-GAAP financial measures will permit investors and analysts to assess our performance on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.

The following table provides a reconciliation of noninterest expense (GAAP), taxable-equivalent net interest income (GAAP) and noninterest income (GAAP) to the efficiency ratio (non-GAAP) and pre-provision net revenue (non-GAAP).

Efficiency Ratio and Pretax, Pre-provision Net Revenue
$ in millions		2019	2018
Pre-provision Net Revenue (PPNR)
(a)	Total noninterest expense (GAAP)	1,742	1,679
	LESS adjustments:
	Severance costs	25	3
	Other real estate expense	(3)	1
	Amortization of core deposit and other intangibles	1	1
	Restructuring costs	15	2
(b)	Total adjustments	38	7

(a-b)=(c)	Adjusted noninterest expense (non-GAAP)	1,704	1,672

(d)	Net interest income (GAAP)	2,272	2,230
(e)	Fully taxable-equivalent adjustments	26	22
(d+e)=(f)	Taxable-equivalent net interest income	2,298	2,252
(g)	Noninterest Income (GAAP)	562	552
(f+g)=(h)	Combined Revenue	2,860	2,804

	LESS adjustments:
	Fair value and nonhedge derivative (loss)	(9)	(1)
	Securities gains, net	3	1
(i)	Total adjustments	(6)	—

(h-i)=(j)	Adjusted taxable-equivalent revenue (non-GAAP)	2,866	2,804
(h-a)	Pre-provision net revenue (GAAP)	1,118	1,125
(j-c)	Adjusted Pre-provision Net Revenue (non-GAAP)	1,162	1,132

(c)/(j)	Efficiency Ratio (non-GAAP)	59.5%	59.6%

The following table presents a reconciliation of pretax pre-provision net income, noninterest income and total direct expense to the same performance measures on a non-GAAP basis after adjusting for the items specified. The adjusted measures are utilized in the Value Sharing Plans.

Pretax Pre-provision Net Income, Noninterest Income and Total Direct Expense
$ in millions		2019	2018	2017

Net interest income (GAAP)		2,272	2,230	2,065
Fully taxable equivalent adjustments		26	22	35
Adjusted net interest income (non-GAAP)	a	2,298	2,252	2,100

Noninterest income (GAAP)	b	562	552	544
Adjustments:
Fair value and nonhedge derivative income (loss)		(9)	(1)	(2)
Equity securities gains, net		3	1	14
Total adjustments	c	(6)	—	12
Adjusted noninterest income (non-GAAP)	b-c=d	568	552	532

Adjusted revenue (non-GAAP)	a+d=e	2,866	2,804	2,632

Noninterest expense (GAAP)	f	1,742	1,679	1,656
Other real estate owned expenses		(3)	1	(1)
Severance costs		25	3	7
Restructuring costs		15	2	4
Amortization of core deposit and other intangibles		1	1	6
Other adjustments (Charitable Contrib., Hurricane Harvey)		—	—	15
Debt extinguishment cost		—	—	—
Total adjustments	g	38	7	31
Adjusted noninterest expense (non-GAAP)	f-g=h	1,704	1,672	1,625

Amortization of core deposit and other intangibles	i	1	1	6

Adjusted noninterest expense plus CDI amortization (non-GAAP)	h+i=j	1,705	1,673	1,631

Adjusted pretax pre-provision net income (non-GAAP)	e-j	1,161	1,131	1,001

OTHER MATTERS

SHAREHOLDER OUTREACH
Throughout the year, we meet regularly with investors and actively seek their feedback on a wide variety of topics related to our performance, including business strategy, industry trends, capital management, governance, risk management, keys to core earnings growth, portfolio concentrations and compensation; additionally, we strive to be transparent and responsive to the varied interests of the investor community. During 2019, we met with more than 250 institutional investors and more than 150 unique institutional investment firms, primarily those investing in or analyzing the common equity of the Bank. As part of this outreach, we traveled to see investors in 19 cities located in the United States and Europe, presented at 10 investor conferences, hosted more than 100 face-to-face interactions with shareholders and other institutional investors in their offices and held one-on-one or small group meetings with more than 150 investors in investor conference settings. The feedback received from investors and analysts at these meetings and other events is presented formally and discussed regularly in management and Board meetings. Based upon results of a survey completed by Institutional Investor in 2019, Zions was ranked #1 for the best overall investor relations program within the Mid Cap and Small Cap Banks segment, with votes coming from brokerage firms and institutional investors.

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Bank deemed to be beneficial owners of 5% or more of the common stock of the Bank as of February 27, 2020.

	Common Stock Beneficially Owned
Name and Address	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	20,606,519(1)	12.56%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,873,501(2)	7.85%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	10,739,636(3)	6.55%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	9,336,373(4)	5.69%

1.Based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2020, which reported the following: sole voting power of 255,578 shares; shared voting power of 57,563 shares; sole dispositive power of 20,307,936 shares and shared dispositive power of 298,583 shares.
2.Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2020, which reported the following: sole voting power of 11,150,876 shares; shared voting power of 0 shares; sole dispositive power of 12,873,501 shares and shared dispositive power of 0 shares.
3.Based on a Schedule 13G/A filed by Invesco Ltd. with the SEC on February 12, 2020, which reported the following: sole voting power of 10,718,222 shares; shared voting power of 0 shares; sole dispositive power of 10,739,636 shares and shared dispositive power of 0 shares.
4.Based on a Schedule 13G filed by State Street Corporation with the SEC on February 14, 2020, which reported the following: sole voting power of 0 shares; shared voting power of 8,419,727 shares; sole dispositive power of 0 shares and shared dispositive power of 9,336,373 shares.

The following table shows the beneficial ownership, as of February 27, 2020, of the Bank’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of February 27, 2020.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A(1)	G(1)	H(1)	J
A. Scott Anderson	134,388	*
Jerry C. Atkin	73,277	*			24,000
Paul E. Burdiss	74,465	*
Gary L. Crittenden	8,784	*			16,230
Suren K. Gupta	12,584	*
J. David Heaney	74,650	*
Vivian S. Lee	11,871	*
Scott J. McLean	192,465	*
Edward F. Murphy	18,297	*
Stephen D. Quinn	183,742	*		200,000
Edward P. Schreiber	81,042	*
Harris H. Simmons	1,487,483	*				412
Aaron B. Skonnard	3,114	*
Barbara A. Yastine	6,223	*
All directors and officers as a group (31 persons)(2)	2,984,649	1.81%	2,530	200,000	40,230	412
* Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than 1% of each class of the outstanding preferred shares except as follows: Mr. Quinn, as well as all directors and officers as a group , holds approximately 3.6% of the total outstanding Preferred Series G shares.
1.Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.
2.As of December 31, 2019, of the total shares owned by Harris H. Simmons, 377,415 common shares with a value in excess of $15 million as of that date were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans totaling $2.3 million. Of the total shares held by all directors and officers as a group, 424,584 common shares similarly served as collateral and may have been subject to pledge. Less than one-half of one percent of the total outstanding common shares of the Bank were subject to pledge by our directors and officers as a group as of December 31, 2019.

DELINQUENT SECTION 16(a) REPORTS
Based solely on its review of such information, the Bank believes that for the period from January 1, 2019 through December 31, 2019, its officers and directors were in compliance with all applicable filing requirements, except as follows: Messrs. Alexander, Anderson, Blackford, and Simmons, and Ms. Hoff, each filed one late report for one reportable transaction due to oversight by the Bank’s third-party deferred compensation plan administrator.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORDINARY COURSE LOANS
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families, were during 2019 and continue to be customers of and had banking transactions, including loans, with the Bank in the ordinary course of business. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to us.
These ordinary course transactions include extensions of credit to directors, executive officers and companies considered to be controlled by directors or officers that are subject to Regulation O of the Board of Governors of the Federal Reserve System, which governs a bank’s loans to insiders (“Reg O”). Such loans must meet certain standards and must be reported to or, in certain cases, approved by the board of directors of the bank making the extension of credit. At February 27, 2020, the Bank had outstanding approximately $3.8 million in lending commitments with approximately $1.6 million in outstanding balances subject to Reg O. None of these loans involve more than the normal risk of collection or present other unfavorable features.

RELATED PARTY TRANSACTIONS POLICY
The Bank’s Related Party Transactions Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Bank and any executive officer, director, 5% or greater shareholder or certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The Related Party Transactions Policy provides that in determining whether to approve or ratify any related party transaction, the Nominating and Corporate Governance Committee will consider, among other things, the following factors: (i) whether the terms of the transaction are fair to the Bank and on the same basis as would apply if it did not involve a related party, (ii) whether the Bank has business reasons for entering into the transaction, (iii) whether the transaction would impair the independence of an outside director and (iv) whether the transaction would present an improper conflict of interest for any director or executive officer of the Bank. The only transactions occurring since January 1, 2019, for which disclosure is required under Item 404(a) are described above under “Ordinary Course Loans.”

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2021 Annual Meeting of shareholders may do so by following the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for such inclusion, shareholder proposals must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days before the anniversary of the date of this Proxy Statement, or no later than November 19, 2020. Any such notice must also comply with the requirements of our Bylaws and will not be effective otherwise.

Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring shareholder nominations of persons for election to the Board and other business before a meeting of the shareholders. In accordance with our Bylaws, shareholder proposals, including any nomination by a shareholder for election as a director, must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days but not more than 150 days before the anniversary of the date of this Proxy Statement, or no sooner than October 20, 2020 and no later than November 19, 2020 whether or not the shareholder seeks to include such proposal or nomination in our proxy materials for our 2021 Annual Meeting of shareholders. Additionally, shareholders must meet certain eligibility requirements in order to submit nominations for persons for election as directors to be included in the Bank’s proxy materials. Further, any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of any proposal must contain the following items:
•Shareholder’s name, address, and share ownership of the Bank
•Text of the proposal to be presented
•Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal
The notice stating a desire to nominate any person for election as a director of the Bank must be submitted by an eligible holder of the Bank’s shares, and contain the following items:
•Shareholder’s name, address, and share ownership of the Bank
•Name of the person to be nominated
•Name, age, business address, residential address, and principal occupation or employment of the nominee
•Nominee’s signed consent confirming that the nominee will serve as a director for the term for which he or she is standing for election if nominated and elected by the shareholders, consents to being named in the proxy statement as a nominee, will comply with the Bank’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related-Party Transaction Policy, Stock Ownership Retention Guidelines and any other rule, regulation, policy or standard of conduct applicable to directors and will provide any information requested by the Bank or its subsidiaries or regulators
•Number of shares of the Bank owned by the nominee
•Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made
•Whether the nominee is eligible for consideration as an independent director
•Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC
This summary is provided for convenience and is not intended to modify or supplement the Bank’s Bylaws. A copy of our Bylaws specifying the eligibility and notice requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Management speaks for the Bank. Inquiries from shareholders should be referred to the CEO or other appropriate officers of the Bank. Shareholders are, however, welcome to communicate directly, and without the concurrence of the Board or CEO, with the lead director of the Board regarding any matter. Shareholders interested in communicating directly with the lead director may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109. All such communications are handled in accordance with the Bank’s Corporate Governance Guidelines approved by the Board. Under that process, our Corporate Secretary reviews and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, or are abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include processes for the confidential, anonymous submission by Bank employees of reports of alleged or suspected wrongdoing.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Bank’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Bank undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Bank’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2019.

ZIONS BANCORPORATION, N.A.
ONE SOUTH MAIN STREET, 11TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 844-7637
www.zionsbancorporation.com

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2020.

ZIONS BANCORPORATION

ZIONS BANK
STOCK TRANSFER DEPARTMENT, 12TH FLOOR
ONE SOUTH MAIN STREET
SALT LAKE CITY, UT 84133-1109

D01377-P35421

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 27, 2020
Date: May 1, 2020 **Time:** 1:00 PM MDT
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How To Vote

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:

Go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

During The Meeting:

Go to *www.virtualshareholdermeeting.com/ZION2020.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

D01378-P35421

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

1a. Jerry C. Atkin

1b. Gary L. Crittenden

1c. Suren K. Gupta

1d. J. David Heaney

1e. Vivian S. Lee

1f. Scott J. McLean

1g. Edward F. Murphy

1h. Stephen D. Quinn

1i. Harris H. Simmons

1j. Aaron B. Skonnard

1k. Barbara A. Yastine

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Bank's financial statements for the current fiscal year.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

D01379-P35421

ZIONS BANK
STOCK TRANSFER DEPARTMENT, 12TH FLOOR
ONE SOUTH MAIN STREET
SALT LAKE CITY, UT 84133-1109

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 30, 2020 for shares held directly and by 11:59 P.M. Eastern Time on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZION2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 30, 2020 for shares held directly and by 11:59 P.M. Eastern Time on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D01338-P35421

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZIONS BANCORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Jerry C. Atkin	☐	☐	☐
1b. Gary L. Crittenden	☐	☐	☐
1c. Suren K. Gupta	☐	☐	☐
1d. J. David Heaney	☐	☐	☐
1e. Vivian S. Lee	☐	☐	☐
1f. Scott J. McLean	☐	☐	☐
1g. Edward F. Murphy	☐	☐	☐
1h. Stephen D. Quinn	☐	☐	☐
1i. Harris H. Simmons	☐	☐	☐
1j. Aaron B. Skonnard	☐	☐	☐
1k. Barbara A. Yastine	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Bank's financial statements for the current fiscal year.	☐	☐	☐
3. Approval, on a nonbinding advisory basis, of the compensation paid to the Bank's named executive officers with respect to fiscal year ended December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D01339-P35421

ZIONS BANCORPORATION, N.A.
Annual Meeting of Shareholders
May 1, 2020 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Wendy L. Hatch and Karen Tomkinson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, MDT on May 1, 2020, via live webcast at www.virtualshareholdermeeting.com/ZION2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side